Exhibit 10.1

Execution Version

CREDIT AND GUARANTEE AGREEMENT

dated as of January 6, 2016,

among

KRATON POLYMERS LLC, as Borrower,

KRATON PERFORMANCE POLYMERS, INC. and

CERTAIN SUBSIDIARIES OF KRATON POLYMERS LLC,

as Guarantors,

VARIOUS LENDERS,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

NOMURA SECURITIES INTERNATIONAL, INC., and

DEUTSCHE BANK SECURITIES INC.

as Syndication Agents

$1,350,000,000 Senior Secured Credit Facilities

CREDIT SUISSE SECURITIES (USA) LLC,

NOMURA SECURITIES INTERNATIONAL, INC. and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

4.5	Governmental Consents	79
4.6	Binding Obligation	79
4.7	Historical Financial Statements	79
4.8	[Reserved]	79
4.9	No Material Adverse Change	79
4.10	Adverse Proceedings, etc.	79
4.11	Payment of Taxes	80
4.12	Properties	80
4.13	Environmental Matters	80
4.14	No Defaults	81
4.15	Investment Company Act	81
4.16	Margin Stock	81
4.17	[Reserved].	81
4.18	Employee Benefit Plans	81
4.19	Solvency	82
4.20	Compliance with Statutes, etc.	82
4.21	Disclosure	83
4.22	Anti-Corruption Laws and Sanctions	83
4.23	Collateral Matters	83
4.24	Use of Proceeds.	84

SECTION 5. AFFIRMATIVE COVENANTS		84

5.1	Financial Statements and Other Reports	84
5.2	Existence	87
5.3	Payment of Taxes and Claims	87
5.4	Maintenance of Properties	88
5.5	Insurance	88
5.6	Books and Records; Inspections	88
5.7	Compliance with Laws	89
5.8	Environmental	89
5.9	Subsidiaries	90
5.10	Additional Material Real Estate Assets	91
5.11	Further Assurances	94
5.12	Unrestricted Subsidiary Designation	95
5.13	Maintenance of Ratings	95
5.14	Use of Proceeds	95
5.15	Certain Post-Closing Obligations	95

SECTION 6. NEGATIVE COVENANTS		95

6.1	Indebtedness	96
6.2	Liens	101
6.3	No Further Negative Pledges	103
6.4	Restricted Junior Payments	104
6.5	Restrictions on Subsidiary Distributions	105
6.6	Investments	106

6.7	Fundamental Changes; Disposition of Assets	108
6.8	Sales and Leasebacks	111
6.9	Transactions with Affiliates	111
6.10	Conduct of Business	113
6.11	Permitted Activities of Parent	113
6.12	Amendments or Waivers of Material Debt Agreements or Organizational Documents and Junior Indebtedness	114
6.13	Fiscal Year	114
6.14	Financial Covenant.	115

SECTION 7. GUARANTEE		115

7.1	Guarantee of the Obligations	115
7.2	Borrower Indemnity; Contribution by Guarantors	115
7.3	Payment by Guarantors	117
7.4	Liability of Guarantors Absolute	117
7.5	Waivers by Guarantors	119
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	119
7.7	Subordination of Other Obligations	120
7.8	Continuing Guarantee	120
7.9	Authority of Guarantors or Borrower	120
7.10	Financial Condition of Borrower	120
7.11	Bankruptcy, etc.	121
7.12	Discharge of Guarantee Upon Sale of Guarantor	121

SECTION 8. EVENTS OF DEFAULT		122

8.1	Events of Default	122

SECTION 9. AGENTS		125

9.1	Appointment of Agents	125
9.2	Powers and Duties	125
9.3	General Immunity	126
9.4	Agents Entitled to Act as Lender	128
9.5	Lenders’ Representations, Warranties and Acknowledgment	128
9.6	Expense Reimbursement and Indemnity	129
9.7	Successor Administrative Agent and Collateral Agent	130
9.8	Collateral Documents and Guarantee	131
9.9	Withholding Tax.	133
9.10	Agency for Perfection	133

SECTION 10. MISCELLANEOUS		134

10.1	Notices	134
10.2	Expenses	136
10.3	Indemnity	137
10.4	Set-Off	138

10.5	Amendments and Waivers	138
10.6	Successors and Assigns; Participations	142
10.7	Independence of Covenants	146
10.8	Survival of Representations, Warranties and Agreements	146
10.9	No Waiver; Remedies Cumulative	146
10.10	Marshalling; Payments Set Aside	146
10.11	Severability	147
10.12	Obligations Several; Independent Nature of Lenders’ Rights	147
10.13	Headings	147
10.14	APPLICABLE LAW	147
10.15	CONSENT TO JURISDICTION	147
10.16	WAIVER OF JURY TRIAL	148
10.17	Confidentiality	149
10.18	Usury Savings Clause	150
10.19	Counterparts	150
10.20	Effectiveness; Entire Agreement	150
10.21	PATRIOT Act	151
10.22	Electronic Execution of Loan Documents	151
10.23	No Fiduciary Duty	151
10.24	Judgment Currency	152
10.25	Authorization of Filing of Financing Statements	152
10.26	Actions in Concert	152
10.27	Applicable Intercreditor Agreements	152

APPENDICES:	A	Initial Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.11	Payment of Taxes
	4.12	Real Estate Assets
	5.10	Mortgaged Properties
	5.14	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.9	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment and Assumption Agreement
	E	U.S. Tax Compliance Certificate
	F	Closing Date Certificate
	G	Counterpart Agreement
	H-1	ABL Intercreditor Agreement
	H-2	Pari Passu Intercreditor Agreement
	I	Form of Perfection Certificate
	J	Pledge and Security Agreement
	K	Solvency Certificate
	L	Collateral Certificate

v

CREDIT AND GUARANTEE AGREEMENT

This CREDIT AND GUARANTEE AGREEMENT, dated as of January 6, 2016, is entered into by and among Kraton Polymers LLC, a Delaware limited liability company (“Borrower”); Kraton Performance Polymers, Inc., a Delaware corporation (“Parent”); certain subsidiaries of Parent, as Guarantors; the Lenders party hereto from time to time; Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”); and Nomura Securities International, Inc. and Deutsche Bank Securities Inc. as Syndication Agents.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, Borrower has entered into the Stock Purchase Agreement pursuant to which Borrower will purchase all of the issued and outstanding shares of Arizona Chemical Holdings Corporation; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement and each other Transaction, the Borrower has requested the Lenders to extend credit as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Administrative Agent” means Bank of America N.A., as Administrative Agent under the ABL Loan Agreement together with its permitted successor and assigns.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the ABL Administrative Agent, as agent for the holders of the ABL Obligations (as defined therein), Administrative Agent, as agent for the holders of the Fixed Asset Obligations (as defined therein), the other Fixed Asset Collateral Agents (as defined therein) from time to time party thereto and the other ABL Collateral Agents (as defined therein) from time to time party thereto and acknowledged by Parent, Borrower and Guarantors.

“ABL Loan Agreement” means the Amended and Restated Loan, Security and Guarantee Agreement dated as of Closing Date, by and among, inter alia, Parent, the Borrower, the ABL Administrative Agent, and the lenders from time to time a party thereto, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time in accordance with this Agreement and the ABL Intercreditor Agreement.

“ABL Loan Documents” means the ABL Loan Agreement and any related notes, guarantees, collateral documents, instruments and agreements constituting “Loan Documents” (or similar term) under and as defined in the ABL Loan Agreement, and in each case, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time in accordance with this Agreement and the ABL Intercreditor Agreement.

“ABL Loans” means the “Loans” (as defined in the ABL Loan Agreement).

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Account” has the meaning assigned to such term in Article 9 of the UCC.

“Acquisition” means any acquisition whether by purchase, merger or otherwise (in one transaction or a series of transactions) of all or substantially all of the assets of any other Person or of a business unit, division, product line or line of business of any other Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition or other acquisition and all other payments by Parent or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition or any other acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or such other acquisition or deferred for payment at any future time (provided, however, “Acquisition Consideration” shall not include any such future payment for so long as it is subject to the occurrence of any contingency) and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Additional Commitments” means any term commitments established pursuant to Section 2.20, 2.21 or 10.5(f)(i).

“Additional Lender” means a Lender with an Additional Commitment or an outstanding Additional Loan.

“Additional Loans” means any term loans made pursuant to any Additional Commitments or established as a separate Class of Loans pursuant to Section 2.20.

“Adjusted Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) the rate per annum that appears on the page of the Reuters Screen that displays the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to one minus the

Applicable Reserve Requirement. In the event the rate referenced in the preceding clause (a)(i) or (b) does not appear on such page or service or if such page or service shall cease to be available, each such referenced rate shall be deemed to be the Interpolated Rate. Notwithstanding the foregoing, the Adjusted Eurocurrency Rate applicable to any Initial Term Loan shall at no time be less than 1.00% per annum.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Parent or any of its Restricted Subsidiaries, threatened in writing against Parent or any of its Subsidiaries or any property of Parent or any of its Restricted Subsidiaries.

“Affected Lender” has the meaning assigned to such term in Section 2.15(b).

“Affected Loans” has the meaning assigned to such term in Section 2.15(b).

“Affiliate” means, with respect to any Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purpose of this definition, (a) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise and (b) “Controlled” has a correlative meaning. For the avoidance of doubt, none of the Arrangers, the Agent or their respective lending affiliates shall be deemed to be an Affiliate of Parent, the Borrower or any of their respective Restricted Subsidiaries.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent, (iii) the Arrangers and (iv) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any auction manager.

“Agent/Arranger Affiliates” has the meaning assigned to such term in Section 10.1(b)(iii).

“Aggregate Amounts Due” has the meaning assigned to such term in Section 2.14.

“Aggregate Payments” has the meaning assigned to such term in Section 7.2.

“Agreement” means this Credit and Guarantee Agreement, dated as of January 6, 2016, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Intercreditor Agreement” means (a) the ABL Intercreditor Agreement, (b) with respect to debt that is secured on a pari passu basis with the Obligations hereunder, an intercreditor agreement substantially in the form attached hereto as Exhibit H-2, or (c) with respect to Indebtedness that is subordinated to the Obligations hereunder or secured by a Lien that is subordinated to the Liens securing the Obligations hereunder (excluding Indebtedness under the ABL Loan Documents), an intercreditor agreement reasonably satisfactory to Administrative Agent.

“Applicable Margin” means (a) with respect to Initial Term Loans that are Eurocurrency Rate Loans, 5.00% per annum; and (b) with respect to Initial Term Loans that are Base Rate Loans, 4.00% per annum; and (c) with respect to any Additional Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan denominated in Dollars, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans denominated in Dollars shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means Credit Suisse Securities (USA) LLC (“CS Securities”), Nomura Securities International, Inc. (“Nomura”) and Deutsche Bank Securities Inc. (“DBSI”).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor) transfer or other disposition to, or any exchange of property with, any Person (other than (a) to Borrower or any Guarantor Subsidiary or (b) among wholly owned Subsidiaries of Parent that are not Credit Parties), in one transaction or a series of transactions, of all or any part of Parent’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired or leased, including, without limitation, the Equity Interests of any of Parent’s Restricted Subsidiaries,

other than (i) sales, leases or licenses (exclusive or non-exclusive) out granted in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) non-exclusive licenses out of Intellectual Property by any Restricted Subsidiary of Parent to another Restricted Subsidiary of Parent in the ordinary course of business, (iii) sales of Accounts in connection with any Supplier Financing Transaction, (iv) any sale or other transfer of inventory, Cash, Cash Equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business and (v) other than for purposes of Section 6.7 and the definition of “Internally Generated Cash”, sales, leases or licenses out of other assets for consideration of less than $30,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, in each case with such amendments or modifications thereto as may be approved by Administrative Agent and Borrower.

“Assignment Effective Date” has the meaning assigned to such term in Section 10.6(b).

“Auction” means a purchase by the Borrower pursuant to Section 2.10(c) of Loans of any Class (Loans tendered for in an Auction being referred to as “Offer Loans”) pursuant to a modified Dutch auction in accordance with the following restrictions: (a) the Borrower shall deliver a notice of the proposed purchase of Loans to Administrative Agent (for distribution to the Lenders) no later than 12:00 p.m. (New York City time) at least three Business Days in advance of a proposed commencement date of such Auction indicating (i) the dates on which the Auction will commence and conclude, (ii) the maximum principal amount of Loans that such purchaser is willing to purchase in such Auction and (iii) the range of discounts to par at which such purchaser would be willing to purchase the Offer Loans, (b) the dollar amount of the proposed purchase in each Auction (based on the par value of the Offer Loans to be purchased) shall be no less than an aggregate of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (c) such purchaser shall hold each Auction open for a minimum period of two Business Days, (d) a Lender that elects to participate in an Auction may choose to tender all or part of such Lender’s Loans, (e) each Auction shall be offered to the Lenders holding the applicable Class of Loans on a pro rata basis in accordance with their Pro Rata Shares, (f) each Auction shall be conducted pursuant to procedures Administrative Agent may establish, which shall be consistent with this definition and with Section 2.10(c) and otherwise reasonably acceptable to Borrower, that a Lender must follow in order to have its Offer Loans purchased, (g) as to each assigning Lender, each purchase of Loans shall be of a uniform, and not varying, percentage of all rights of such assigning Lender hereunder with respect thereto (and shall be allocated among the Loans of such Class of such assigning Lender in a manner that would result in such assigning Lender holding Loans of each Type (and, in the case of Loans that are Eurocurrency Rate Loans, for each Interest Period) in accordance with its applicable Pro Rata Share) and (h) all purchases of Loans pursuant to any individual Auction shall be at the same discounted purchase price.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), or such Person’s chief financial officer, chief accounting officer or treasurer; provided, that, when such term is used in reference to a certificate or other document executed by, or a certificate of, an Authorized Officer, the secretary or assistant secretary (or equivalent thereof) of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Basket Amount” means, as of any date:

(a)	$50,000,000.00 (the “Starter Basket”); plus

(b)	the sum, for all Fiscal Years commencing with the Fiscal Year ending on December 31, 2016, for which the financial statements required by Section 5.1(b) shall have been delivered, 50.00% of Consolidated Net Income for each such Fiscal Year, minus

(c)	the portion of the Available Basket Amount previously utilized pursuant to Section 6.4(f) or 6.6(k), with the utilization of Section 6.6(k) for any acquisition being the Acquisition Consideration in respect thereof and the utilization of Section 6.6(k) for any Investment being the amount thereof determined in accordance with the last sentence of the definition of “Investment”, plus

(d)	an amount equal to the aggregate amount of all Returns received on or prior to such date in Cash or Cash Equivalents in respect of any Investment made in reliance on Section 6.6(k), plus

(e)	the amount of any Declined Proceeds, plus

(f)	the net Cash proceeds, of a sale of Qualified Equity Interests of Parent (which proceeds shall be contributed to Borrower as Cash in exchange for Qualified Equity Interests), and the fair market value, as reasonably determined by Borrower, of Cash Equivalents, marketable securities or any other property received by Parent as a capital contribution or in return for any issuance (without duplication of clause (g) immediately below) of common Equity Interests of Parent, and contributed to Borrower as Qualified Equity Interests, in each case received after the Closing Date and excluding any such amount received pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or pursuant to Section 6.6(s), plus

(g)	the net Cash proceeds of Indebtedness of Parent and its Subsidiaries or of Disqualified Equity Interests of Parent, in each case, issued after the Closing Date (other than in respect of (i) any issuance by any of Parent or its Subsidiaries to Parent or any Subsidiary, or (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) to the extent such Indebtedness or Disqualified Equity Interests have been exchanged or converted into Qualified Equity Interests of Parent, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by Borrower) of any property or assets received by Borrower upon such exchange or conversion.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% and (iii) the Adjusted Eurocurrency Rate (after giving effect to any Adjusted Eurocurrency Rate “floor”) that would be applicable to a Eurocurrency Rate Loan denominated in Dollars with an Interest Period of one month determined on such day plus 1.00% per annum; provided that, notwithstanding the foregoing, the Base Rate applicable to any Initial Term Loan shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means any Secured Party.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurocurrency Rate or any Eurocurrency Rate Loans denominated in Dollars, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person, in each case subject to Section 1.2(c).

“Captive Insurance Subsidiary” means any Subsidiary of Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 12 months from the date of acquisition thereof;

(b)	direct obligations issued or unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s is rating such obligations, an equivalent rating from another rating agency) maturing within 12 months from the date of acquisition thereof;

(c)	investments in commercial paper and variable or fixed rate notes maturing within 12 months from the date of acquisition thereof rated, at such date of acquisition, at least A-2 by S&P or at least P-2 by Moody’s (or, if at any time neither S&P nor Moody’s is rating such obligations, an equivalent rating from another rating agency);

(d)	investments in certificates of deposit, banker’s acceptances, demand deposits, time deposits and Eurodollar time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)	fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) through (d) above and (f) through (h) below and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f)	money market and similar liquid funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated at least A-2 by S&P and P-2 by Moody’s and have portfolio assets of at least $5,000,000,000 (or, if at any time neither S&P nor Moody’s is rating such obligations, an equivalent rating from another rating agency);

(g)	securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof;

(h)	indebtedness or preferred stock issued by persons rated A or higher by S&P or A2 or higher from Moody’s with maturities of 12 months or less from the date of acquisition (or, if at any time neither S&P nor Moody’s is rating such obligations, an equivalent rating from another rating agency);

(i)	any money market fund of which the assets are comprised of not less than 90.00% of the items specified in clauses (a) through (h) above; and

(j)	with respect to any Non-U.S. Subsidiary investments denominated in the currency of the jurisdiction in which such Person is organized which are similar to the items specified in clauses (a) through (h) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).

“Change in Law” has the meaning assigned to such term in Section 2.16(a).

“Change of Control” means, (a) at any time, Parent shall not beneficially own and control directly or indirectly 100% of the Equity Interests of Borrower and of each Person that directly or indirectly owns or controls any outstanding voting stock of Borrower; (b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), in a single transaction or in a related series of transactions, of Equity Interests representing more than 35.00% of the total voting power of all of the Equity Interests of Parent; (c) a “Change of Control” (as defined in the Senior Unsecured Notes Indenture, the ABL Loan Agreement or any other agreement with respect to Material Indebtedness of any Credit Party) shall have occurred and (d) the majority of the seats (other than vacant sales) on the board of directors (or similar governing body) of Parent shall cease to be occupied by Continuing Directors.

“Class”, when used in reference to (a) any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are Initial Term Loans, Additional Loans of any series established as a separate “Class” pursuant to Section 2.20, 2.21 or 10.5(f), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.20, 2.21 or 10.5(f) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the Initial Term Loans are made, which occurred on January 6, 2016.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all or any part of the Obligations (subject to exceptions contained herein and/or in the Collateral Documents, and excluding, for the avoidance of doubt, the Excluded Assets).

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, any deed or amendment of deed executed in connection with this Agreement or any amendment hereof and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for all or any part of the Obligations.

“Commitment” means each of the Initial Term Loan Commitments and the Additional Commitments.

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated October 7, 2015, by and among the Borrower, the Administrative Agent and the Commitment Parties named therein.

“Commodity Agreement” means any commodity price protection agreement or other commodity price hedging arrangement, swap agreement, futures contract, option contract, cap or other similar agreement or arrangement.

“Company Material Adverse Effect” means any events, acts, changes, effects or circumstances that (1) has had or would be reasonably expected to have a material and adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or delay past the Outside Date the consummation of the transactions contemplated by the Stock Purchase Agreement by Seller or the Company; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates or seasonal changes in the results of operations of the Company or any of its Subsidiaries; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) the effect of any action taken by the Company as expressly required by the Stock Purchase Agreement or with the consent of Buyer or the failure to take any action expressly prohibited by the Stock Purchase Agreement; (v) the effect of any changes in applicable Laws or accounting rules or any action required to be taken under any applicable Law or Order; (vi) the failure of the Company or its Subsidiaries to meet any of their internal projections (it being agreed that such exception shall not prevent or otherwise affect a determination that the underlying cause of any such failure (unless such underlying cause is covered by any other section of this proviso) is or contributed to a Company Material Adverse Effect); (vii) any effect resulting from the negotiation, execution, announcement, pendency or performance of the Stock Purchase Agreement, compliance with terms of the Stock Purchase Agreement or the consummation of the transactions contemplated by the Stock Purchase Agreement or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and its Subsidiaries, including (A) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any of its Subsidiaries and (B) the initiation of litigation or other administrative proceedings by any Person with respect to the Stock Purchase Agreement or any of the transactions contemplated hereby; (viii) any effect that results from any action taken at the express prior request of Buyer or with Buyer’s prior written consent; or (ix) any breach by Buyer of its obligations under the Stock Purchase Agreement.; provided, however, any events, acts, changes, effects or circumstances referred to in clause (i), (ii), (iii) or (v) shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred to the extent such event, act, change, effect or circumstance adversely affects the Company in a disproportionate manner as compared to similarly situated participants in the industry in which the Company operates. For the avoidance of doubt, a Company Material Adverse Effect shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and its Subsidiaries. Capitalized terms in the preceding definition (other than the terms “Company Material Adverse Effect” and “Stock Purchase Agreement”) are used as defined in the Stock Purchase Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means with respect to Parent and its Restricted Subsidiaries for any period, the Consolidated Net Income for such period:

(a)	increased (without duplication) and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)	the amount of depreciation and amortization, as determined in accordance with GAAP; plus

(ii)	total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under any Capital Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges; plus

(iii)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations); plus

(iv)	negative effects of purchase accounting; plus

(v)	all extraordinary, nonrecurring or one-time charges; plus

(vi)	the sum of: (A) the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies related to any acquisition or similar transaction (including the Acquisition) projected by the Borrower in good faith to be realized as a result of actions (taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after such acquisition or similar transaction (which cost savings shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings are reasonably identifiable and quantifiable), (B) cost savings to be realized for actions already taken in connection with the Borrower’s cost reset initiative announced prior to the Closing Date (such strategic cost reset initiative as described in the presentation provided to the Lenders on December 1, 2015 the “Cost Reset Initiative”) and achieved prior to the date which is 12 months after the Closing Date, which shall not exceed $12,000,000 and (C) cost savings in connection with actions taken after the Closing Date (excluding any cost savings related to the Cost Savings Initiative regardless of when the actions giving rise to such cost savings are taken or when such cost savings are realized) projected by the Borrower in good faith to be realized on or prior to the date that is 12 months after such action is taken (which cost savings shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings are reasonably identifiable and quantifiable) and provided further that such cost savings shall not exceed $15,000,000 for any period; and provided that the aggregate amount of such cost savings, operating expense reductions, other operating improvements and synergies in clauses (A), (B) and (C) hereof shall not exceed 25% of Consolidated Adjusted EBITDA, prior to giving effect to such additions; plus

(vii)	all non-cash charges that did not increase Consolidated Adjusted EBITDA in a prior period; provided, that for any such non-cash charges resulting in a cash payment or cash outlay in a subsequent period, Consolidated Adjusted EBITDA will be reduced by the amount of the cash payment or cash outlay in the period made; plus

(viii)	any non-cash loss attributable to the mark-to-market movement in the valuation of hedging agreements pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”; plus

(ix)	(A) the amount of any restructuring provisions, restructuring charges, restructuring accruals or restructuring reserves, (B) cost initiative charges embedded in cost of goods sold (cash and non-cash charges) and (C) cost initiative charges embedded in selling, general and administrative expenses (cash and non-cash charges); plus

(x)	non-recurring operating location exit charges; provided no amounts pursuant to this clause (x) may be added if such amount was added in a prior period; plus

(xi)	actual plant turnaround costs and expenses to the extent deducted in calculating Consolidated Net Income in an aggregate amount not to exceed $7,500,000 in such period; plus

(xii)	losses on sales of assets, disposals or abandonments other than in the ordinary course of business (cash and non-cash); plus

(xiii)	Transaction Costs and any fees, costs and expenses payable by Parent and the Restricted Subsidiaries in connection with any offering of Equity Interests of Parent, Permitted Acquisitions, joint ventures or other Investments permitted hereunder (whether consummated or unsuccessful and other than Investments made in the ordinary course of business and other than Investments in Subsidiaries) expensed or amortized in such period; plus

(xiv)	Pro Forma EBITDA; plus

(xv)	to the extent not included in Consolidated Net Income of Parent and its Restricted Subsidiaries, the KFPC Percentage times the Consolidated Adjusted EBITDA of the joint venture Kraton Formosa Polymers Corporation, a corporation formed under the laws of Republic of China (“Kraton Formosa”), calculated in a manner consistent with the calculation of Consolidated Adjusted EBITDA otherwise applicable to the Parent and its Restricted Subsidiaries and provided that prior to the commission of the production facility owned by Kraton Formosa, such amount shall be excluded if a negative number;

(b)	decreased (without duplication) and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)	gains on sales of assets other than in the ordinary course of business (cash and non-cash); minus

(ii)	any non-cash gains attributable to the mark-to-market movement in the valuation of hedging agreements pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”;

(c)	increased or decreased (without duplication) by, as applicable, any effects of Inventory Revaluation; and

(d)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Adjusted EBITDA currency translation gains and losses related to currency re-measurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) of Parent and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included as capital expenditures in the consolidated statement of cash flows of Parent and its Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a)	the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period (other than with respect to any environmental, pension and other post-retirement expenses accrual or reserves)), plus (c) the Consolidated Working Capital Adjustment; minus

(b)

the sum, without duplication (including with respect to amounts already reducing Consolidated Net Income), of (a) the amounts paid in such period from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of any revolving facilities except to the extent the commitments under any such revolving facilities are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures and other cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not deducted in calculating Consolidated Net Income, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for a potential Cash charge in any prior period (other than with respect to any environmental, pension and other post-retirement expenses accrual or reserves)), plus (c) environmental, pension and other post-retirement expenses paid in such period to the extent previously or concurrently accrued or reserved and not reducing Consolidated Net Income in this period plus (d) the aggregate amount of Restricted Junior Payments made pursuant to Sections 6.4(a), (b), (d) and (h) or Investments made pursuant to Sections 6.6(h), (l), (n), (p), (q) and (r) (in each case, to the extent funded with Internally Generated Cash of the Credit Parties); in each case paid by the Parent and its Restricted Subsidiaries in such period plus (e) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business or consistent with industry practice) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of). As used in this clause (b)(a)(1), “scheduled repayments of Indebtedness” do not include mandatory prepayments or voluntary prepayments or purchases of the Loans pursuant to Section 2.10.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of Parent) in which Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Restricted Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or any applicable law.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Parent and its Restricted Subsidiaries at such date.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments; provided that the maximum amount of the guarantee of indebtedness of Kraton Formosa shall be included in calculating Consolidated Total Debt, with such indebtedness calculated net of the KFPC Percentage times the unrestricted cash and cash equivalents of Kraton Formosa and its subsidiaries.

“Consolidated Total Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any property of Parent or its Restricted Subsidiaries.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Permitted Acquisition as at the time of such Permitted Acquisition is consummated exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons at the end of such period.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Debt or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Debt or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Debt of the ability of the primary obligor to make payment of such Debt or (d) otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means (a) the directors of Holding on the Closing Date after giving effect to the transactions contemplated hereby and (b) each other director of Holdings if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommenced by at least 50% of the votes of the then Continuing Directors.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, lease, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning assigned to such term in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.9 and in form and substance reasonably satisfactory to the Administrative Agent.

“Cost Reset Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, the Counterpart Agreements, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment, each Additional Agreement and, except for purposes of Section 10.5, the Notes, if any, any amendments or other modifications of any of the foregoing, and each other document, certificate, instrument or agreement executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof that is designated by Borrower and Administrative Agent as a “Credit Document”.

“Credit Extension” means the making or extension of a Loan.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(f).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by Parent, the Borrower or any of their Subsidiaries in connection with an asset sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Designated Subsidiary” means (a) each Subsidiary that is not an Excluded Subsidiary; and (b) each Subsidiary that is a Credit Party on the Closing Date.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the payment of any dividend, interest, sinking fund or other similar payment in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the then-existing Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments.

“Disqualified Lenders” means (a) the persons identified as “Disqualified Lenders” in writing to the Arrangers by the Borrower on or prior to the date of the Original Commitment Letter (as defined in the Commitment Letter), (b) those competitors of Parent or any of its Subsidiaries who are from time to time identified in writing by Borrower to Administrative Agent and (upon request) the Lenders as Disqualified Lenders and (b) in the case of each such competitor, each Affiliate thereof (other than bona fide debt funds that are affiliates of competitors of the Borrower or its Subsidiaries) that is clearly identifiable on the basis of such Affiliate’s name or that is identified in writing by Borrower to Administrative Agent and the Lenders as a Disqualified Lender (it being understood that no supplement to the list of Disqualified Lenders will affect any assignment to a Person not on the list at the time it acquired its interest in any Commitment, Loan or other interest hereunder).

“Disregarded Entity” means any entity that is treated as a pass-through or disregarded entity for United States federal income tax purposes.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereunder) or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that (A) none of the Credit Parties or any Affiliate of any Credit Party shall be an Eligible Assignee and (B) if at any time a list of Disqualified Lenders has been made available to Administrative Agent and (upon request) all Lenders, no Disqualified Lender identified on such list shall be an Eligible Assignee at such time. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that Administrative Agent (1) shall not have any responsibility or obligation to determine whether any Lender or any potential assignee Lender is a Disqualified Lender and (2) shall not have any liability with respect to any assignment or participation made to a Disqualified Lender.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than any plan that is sponsored by a Governmental Authority) which is or in the last six years, was sponsored, maintained or contributed to by, or required to be contributed by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or safety as related to environmental matters, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws (including, without limitation, common law and legally binding directives, rules and regulations of the European Union), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health as related to exposure to Hazardous Materials, in any manner applicable to Parent or any of its Subsidiaries or any Real Estate Facility.

“Equity Interests” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting) of equity of such Person, including if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in liability to Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; Parent(vii) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (viii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor; (ix) the occurrence of an act or omission which gives or would be reasonably expected to give rise to the imposition on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Pension Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) the imposition of a Lien pursuant to Section 430(k), 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xiii) any event with respect to any Non-U.S. Plan, based on applicable law, which is similar to any event described in any of subsections (i) through (xii) hereof.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets” has the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiaries, (b) any Immaterial Subsidiaries, (c) any Joint Ventures, (d) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (e) any Subsidiary that is an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a Guarantee), (f) any Subsidiary whose provision of a guarantee would constitute an investment in “United States property” by a “controlled foreign corporation” within the meaning of sections 956 and 957 of the Internal Revenue Code and the Treasury regulations thereunder (or any similar law or regulation in any applicable jurisdiction) (a “CFC”) or otherwise result in a material adverse tax consequence to the Borrower or one of its Subsidiaries as reasonably determined by the Borrower in consultation with the Term Administrative Agent, (g) any Subsidiary owned directly or indirectly by a CFC, (h) any Subsidiary that is a disregarded entity for United States federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the capital stock or debt of CFCs, (i) not-for-profit Subsidiaries and captive insurance companies, if any, (j) any Subsidiary for which the providing of a guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers, and (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with indebtedness permitted to be incurred pursuant to this Agreement as assumed indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

“Extended Term Loans” has the meaning assigned to such term in Section 2.20(a)(i).

“Extension” has the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent (for purposes of giving effect to Section 2.20) and Borrower executed by each of (a) Parent, Borrower and the other Guarantors, (b) Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.20.

“Extension Offer” has the meaning assigned to such term in Section 2.20(a).

“Fair Share” has the meaning assigned to such term in Section 7.2.

“Fair Share Contribution Amount” has the meaning assigned to such term in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any similar provision of law applicable under an intergovernmental agreement entered into in respect thereof and any agreements entered into pursuant to such intergovernmental agreement or current section 1471(b)(1) of the Internal Revenue Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to any financial statements for which such certification is required, the certification of the chief financial officer, the chief accounting officer or the treasurer of Parent that such financial statements fairly present, in all material respects, the consolidated financial condition of Parent and its Restricted Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning assigned to such term in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Incremental Amount” has the meaning assigned to such term in Section 2.21(a).

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function as being located in a special flood hazard area.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Funding Guarantors” has the meaning assigned to such term in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any foreign or domestic, federal, state, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” means a “Grantor” as defined in the Pledge and Security Agreement or any similar term defined in any other Collateral Document.

“Guarantee” means the guarantee of each Guarantor set forth in Section 7.

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.1.

“Guarantor” means (i) Parent, (ii) each other Subsidiary of Parent listed on the signature pages of this Agreement and (iii) each Subsidiary of Parent that signs a Counterpart Agreement as a Guarantor that is delivered to the Administrative Agent; provided that, for the avoidance of doubt no Excluded Subsidiary shall be required to become a Guarantor hereunder.

“Guarantor Subsidiary” means each Guarantor other than Parent.

“Hazardous Materials” means any chemical, material or substance which is regulated, classified or otherwise characterized as “hazardous” or “toxic” or as a “pollutant” or “contaminant” by any Governmental Authority.

“Hazardous Materials Activity” means any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the consolidated balance sheet and statements of operations, shareholder’s (deficiency in assets) equity and comprehensive income, and cash flows of (a) Parent and its Subsidiaries for the Fiscal Year ended December 31, 2014, audited by and accompanied by the opinion of KPMG, LLP, independent registered public accounting firm and (b) Arizona Chemical Holdings Corporation and its Subsidiaries for the Fiscal Year ended December 31, 2014, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent registered public accounting firm, and (ii) the consolidated balance sheet and statements of operations, shareholder’s equity and comprehensive income of (a) Parent and its Subsidiaries and (b) Arizona Chemical Holdings Corporation and its Subsidiaries, in each case as of and for the Fiscal Quarters and the portion of the Fiscal Year ended September 30, 2015, and the statement of cash flows of Parent and its Subsidiaries for such portion of such Fiscal Year.

“HSBC Asian Production Facility” means the production facility owned by Kraton Formosa, or any other Asian production facility the Borrower may choose to pursue.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of any Credit Party (a) for which the book value of its consolidated assets is less than 5.00% of Consolidated Total Assets and (b) the consolidated revenues of which for the most recently ended four-Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor), constituted less than 5.00% of the revenues of Parent and its Restricted Subsidiaries on a consolidated basis for such period; provided that the consolidated total assets and revenues of all Immaterial Subsidiaries shall not exceed 5.00% of Consolidated Total Assets or 5.00% of the consolidated revenues of Parent and its Restricted Subsidiaries as of the last day of and for the relevant four-Fiscal Quarter period, as the case may be.

“Incremental Cap” has the meaning assigned to such term in Section 2.21(a).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility.

“Incremental Equivalent Debt” means Indebtedness incurred by the Borrower in an aggregate principal amount not to exceed the then-available Incremental Cap, consisting of notes, term loans or any bridge facility, in each case, issued in (A) a public offering, Rule 144A or other private placement or (B) except in the case of senior secured notes, a bridge facility or in a syndicated loan financing or otherwise in lieu of an Incremental Facility, on terms and conditions that are customary on the date of incurrence thereof; provided that (a) the maturity date of such Incremental Equivalent Debt will be no earlier than the then Latest Maturity Date, (b) the weighted average life to maturity of such Incremental Equivalent Debt may not be shorter than the then remaining weighted average life to maturity of the Loans, and (c) if such Incremental Equivalent Debt is secured, it shall be subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or such other customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower. All Incremental Equivalent Debt shall be deemed to be Secured Indebtedness for all purposes of calculating the Senior Secured Net Leverage Ratio hereunder.

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent (for purposes of giving effect to Section 2.21) and Borrower executed by each of (a) Parent, Borrower and the other Guarantors, (b) Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.21.

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, (excluding any earn-out obligation until such obligation (x) becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and (y) has not been paid within 30 days after becoming due and payable), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for the indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, Currency Agreement or Commodity Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, treat, monitor, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including Parent or any of its Affiliates), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Transactions, Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent or any of its Subsidiaries.

“Indemnified Taxes” has the meaning assigned to such term in Section 2.17(e).

“Indemnitee” has the meaning assigned to such term in Section 10.3.

“Initial Term Facility” means the Initial Term Loan Commitments and the Initial Term Loans.

“Initial Term Lender” means a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make an Initial Term Loan on the Closing Date as set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $1,350,000,000.

“Initial Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date that all Initial Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to Borrower pursuant to Section 2.1(a).

“Installment” means each scheduled repayment of any Loan prior to the Maturity Date applicable thereto, as set forth in Section 2.9 with respect to the Initial Term Loans or in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment with respect to any Additional Loans.

“Intellectual Property” means the rights in and to (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) designs, (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all licenses and agreements in connection therewith.

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note , including without limitation, a global intercompany note, evidencing Indebtedness owed among the Credit Parties and their Restricted Subsidiaries in a form reasonably satisfactory to Collateral Agent.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2016,

and the final maturity date of such Loan; and (ii) any Loan that is a Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one-, two-, three- or six-months (or, if approved by all applicable Lenders, twelve months or a shorter period), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be, and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) of this definition, end on the last Business Day of a calendar month and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date applicable to such Loans.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (unless otherwise provided herein).

“Internally Generated Cash” means, with respect to any period, any cash of Parent or any of its Subsidiaries generated during such period, excluding Net Asset Sale Proceeds (for the avoidance of doubt, being determined without giving effect to clause (iii) of the definition of “Asset Sale”), Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, or the issuance of Equity Interests.

“Interpolated Rate” means, with respect to the Eurocurrency Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) for the shortest period (for which that rate is available) which exceeds the Interest Period, in each case as of approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Inventory Revaluation” means an adjustment (positive or negative) to Consolidated Adjusted EBITDA equal to the difference of (a) Consolidated Adjusted EBITDA as determined in accordance with the “first-in-first-out” method of accounting minus (b) Consolidated Adjusted EBITDA as determined in accordance with the “replacement cost” method of accounting, computed by adjusting cost of sales to reflect the cost of raw material prices during the applicable period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Parent, from any Person of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Parent or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, Currency Agreement or Commodity Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clause (i), (ii) or (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“judgment currency” has the meaning assigned to such term in Section 10.24.

“Junior Indebtedness” means, collectively, any Indebtedness that is (x) secured by a Lien that is junior in priority to the Liens securing the Obligations hereunder and the Obligations under the ABL Loan Agreement, (y) by its terms subordinated in right of payment to all or any portion of the Obligations hereunder or (z) unsecured.

“KFPC Percentage” means, at any date of measurement, the percentage of Equity Interests of Kraton Formosa directly or indirectly owned by the Company.

“Kraton Formosa” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LCA Election” means the Borrower’s election to treat a specified investment as a Limited Condition Acquisition.

“LCA Test Date” means the meaning set forth in Section 1.2(e).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its reasonable discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, each Additional Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than a Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loans” means each of the Initial Term Loans and the Additional Loans.

“Local Time” means with respect to a Loan or notice with respect to any Loan, New York City time.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having Term Loan Exposure representing more than 50.00% of the aggregate Term Loan Exposure of all the Lenders of such Class at such time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means an event or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of Parent and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of Administrative Agent under the Credit Documents or (c) the ability of Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Credit Documents.

“Material Real Estate Asset” means each Real Estate Asset owned in fee and located in the United States by a Credit Party that, together with the improvements thereon, has a fair market value, as reasonably determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third party valuation, in excess of $10,000,000.

“Material Subsidiary” means (a) Borrower and (b) each other Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to any Replacement Term Loans, the final maturity date for such Replacement Term Loans, as the case may be, as set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (d) with respect to any Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.20(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or deed to secure debt or similar document granting a security interest to Collateral Agent, for the benefit of the Secured Parties, in a Real Estate Asset of a Credit Party, or any mortgage or deed of trust amendment or any amendment of any other such document, in each case in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Mortgaged Property” means each Real Estate Asset that is, or is required by Section 5.10 to be, subject to a Mortgage, including those listed on Schedule 5.10 and any properties which may become Mortgaged Properties after the date hereof.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable or reasonably estimated to be payable within two years of such Asset Sale by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, any Other Applicable Indebtedness and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale (other than any such Indebtedness assumed by the purchaser of such stock or assets), (c) any bona fide direct costs incurred by Parent or any of its Restricted Subsidiaries in connection with such Asset Sale, including the costs and expenses of outside counsel and other advisors and commissions and fees paid or payable in connection with such Asset Sale including but not limited to any title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid therewith, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent or any of its Restricted Subsidiaries in connection with such Asset Sale or any other liabilities associated with the assets subject to such Asset Sale and retained by Parent or any of its Restricted Subsidiaries after such Asset Sale including without limitation pension and other post-employment benefit liabilities and environmental liabilities; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Parent or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Parent or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Restricted Subsidiary in respect thereof, including the costs and expenses of outside counsel and other advisors, (b) any bona fide direct costs incurred in connection with (i) any such casualty or condemnation or (ii) any sale of such assets as referred to in clause (i)(b) of this definition, in either case including income or gains taxes payable or reasonably estimated to be payable within two years as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, any Other Applicable Indebtedness and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid as a result of such casualty or condemnation. For the avoidance of doubt, any receipt of proceeds pursuant to Section 6.16 of the Stock Purchase Agreement shall not be deemed Net Insurance/Condemnation Proceeds hereunder.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from any Interest Rate Agreements, Currency Agreements, Commodity Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Interest Rate Agreement, Currency Agreement or Commodity Agreement or such other Indebtedness as of the date of determination (assuming the Interest Rate Agreement, Currency Agreement or Commodity Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Interest Rate Agreement, Currency Agreement or Commodity Agreement or such other Indebtedness as of the date of determination (assuming such Interest Rate Agreement, Currency Agreement or Commodity Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Guarantor Cap” means, at any time, the greater of (a) $150,000,000.00 and (b) 5.00% of Consolidated Total Assets, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable.

“Non-Guarantor Specified Investments Amount” means, at any time, the aggregate outstanding amount of Investments made after the Closing Date in reliance on Section 6.6(e), (h), (l) or (n).

“Nonpublic Information” means information with respect to Parent, Borrower, any Subsidiary or any Affiliate of any of the foregoing or any Security of any of the foregoing that is not Public Information.

“Non-U.S. Lender” has the meaning assigned to such term in Section 2.17(d)(i).

“Non-U.S. Plan” means any employee benefit plan maintained by Parent or any of its Restricted Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any State thereof or any other political subdivision thereof.

“Non-U.S. Subsidiary” means each Restricted Subsidiary organized in any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, including obligations under the Guarantees, in each case whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party or any Restricted Subsidiary, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party or Restricted Subsidiary for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning assigned to such term in Section 7.7.

“Offer Loans” has the meaning assigned to such term in the definition of “Auction”.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any other Non-U.S. Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.12(b).

“Other Taxes” has the meaning assigned to such term in Section 2.17(c).

“Parent” has the meaning assigned to such term in the preamble hereto.

“Parent Company” means (a) Parent and (b) any other Person of which Parent is a direct or indirect wholly-owned Subsidiary.

“Participant Register” has the meaning assigned to such term in Section 10.6(g)(iv).

“PATRIOT Act” has the meaning assigned to such term in Section 3.1(n).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate substantially in the form attached hereto as Exhibit I that provides information with respect to the personal or mixed property of each Credit Party (or such other form reasonably satisfactory to Collateral Agent).

“Permitted Acquisition” means any acquisition by Borrower or any of its direct or indirect wholly owned Restricted Subsidiaries whether by an Investment or an Acquisition; provided, that

(a)	at the time of the execution of the definitive documentation for such Permitted Acquisition, both immediately prior thereto and after giving effect to such Permitted Acquisition (and any incurred or assumed Indebtedness and related transactions in connection therewith) on a Pro Forma Basis, no Event of Default shall have occurred and be continuing or would result therefrom; and

(b)	any Person or assets or division as acquired in accordance herewith shall (A) become a Restricted Subsidiary (unless otherwise permitted pursuant to the definition of Unrestricted Subsidiary) and (B) be in the same or a similar business or line of business as that in which Parent and any of its Subsidiaries are engaged as of the Closing Date or shall be engaged in businesses and activities that are similar, complementary, ancillary, reasonably related or incidental thereto.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning assigned to such term in Section 5.1(k).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties, substantially in the form of Exhibit J, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Primary Syndication Period” means the period of the primary syndication of the credit facilities being provided under this Agreement, provided that the Primary Syndication Period will be deemed to have been completed on the earlier to occur of (a) Arrangers notifying Borrower that primary syndication has been completed and (b) the date falling 60 days after the Closing Date.

“Prime Rate” means, the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Principal Office” means, for the Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Forma Basis” means with respect to any determination of the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including, in each case, component definitions thereof), for any period during which one or more Subject Transactions occurs, such Subject Transaction (and all other Subject Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Subject Transaction shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Subject Transaction shall be included; provided that the foregoing pro forma adjustments may include anticipated cost savings, operating expense reductions, other operating improvements and synergies solely to the extent set forth in the definition of Consolidated Adjusted EBITDA.

“Pro Forma EBITDA” means, with respect to any Specified Transaction for any period, the amount for such period of Consolidated Adjusted EBITDA calculated on a Pro Forma Basis for such Specified Transaction.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Class of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure in respect of such Class of that Lender by (b) the aggregate Term Loan Exposure in respect of such Class of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders.

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD and, where applicable, any comparable doctrines under state and foreign securities laws, (b) does not constitute material non-public information concerning Parent, Borrower, any Subsidiary or any Affiliate of any of the foregoing, or any Security of any of the foregoing, for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws or (c) so long as neither Parent, Borrower nor any Subsidiary shall have any Securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of Securities by Parent, Borrower or such Subsidiary pursuant to an offering of Securities registered under the Securities Act or made in reliance on Rule 144A under the Securities Act (but only if such information does not constitute material non-public information of any Affiliate thereof for the foregoing purposes).

“Public Lenders” means Lenders that do not wish to receive material Nonpublic Information with respect to Parent, its Subsidiaries or other Affiliates or their respective Securities.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Ratio Debt” has the meaning assigned to such term in Section 6.1(n).

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Real Estate Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Refinancing” shall have the meaning given to such term in Section 3.1(h).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent (for purposes of giving effect to Section 10.5(f)) and Borrower executed by each of (a) Parent, Borrower and the other Guarantors, (b) Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans being incurred pursuant thereto and in accordance with Section 10.5(f).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.1(m).

“Register” has the meaning assigned to such term in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and the Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Term Loans” has the meaning assigned to such term in Section 10.5(f).

“Replacement Lender” has the meaning assigned to such term in Section 2.19.

“Replacement Term Loans” has the meaning assigned to such term in Section 10.5(f).

“Repricing Event” has the meaning assigned to such term in Section 2.10(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, at any time, one or more Lenders having Term Loan Exposure representing more than 50.00% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(e).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of Parent, Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Qualified Equity Interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Parent, Borrower or any of their respective Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity

Interests of Parent, Borrower or any of their respective Subsidiaries now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness, other than in clauses (ii), (iii) and (iv), solely in the exchange for Qualified Equity Interests.

“Restricted Subsidiary” means any Subsidiary of Parent that is not an Unrestricted Subsidiary, including the Borrower.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the return of principal thereof and payments of interest thereon, (b) with respect to any other Investment, any return of capital received or realized in respect of such Investment (including the net proceeds of any sale or other disposition) and (c) other profits, distributions and similar amounts received on Investments made in reliance on Section 6.6(j); provided that the aggregate Returns in respect of any Investment shall not exceed the amount of the Available Basket Amount used in making the original amount of such Investment.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Sanctions” has the meaning assigned to such term in Section 4.22.

“Secured Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) the amount as of such day of Consolidated Total Secured Debt minus the Unrestricted Cash Amount to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes Indenture and the Senior Unsecured Notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Unsecured Notes” shall mean the 10.50% Senior Notes due 2023 issued by Borrower on the date hereof and any notes issued by Borrower in exchange for, and as contemplated by, the Senior Unsecured Notes with substantially identical terms as the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” shall mean the indenture, dated as of the date hereof, with Borrower, as issuer, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, N.A., as trustee, relating to the Senior Unsecured Notes, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Similar Business” means (1) any business engaged in by the Company or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated to be conducted after the Closing Date and the consummation of the Transactions; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Restricted Subsidiary of Parent or any division, business unit, product line or line of business of such Restricted Subsidiary or Parent.

“Specified Representations” means the representations and warranties relating to the Parent and its Subsidiaries set forth in Sections 4.1(b), 4.3, 4.4, 4.6, 4.15, 4.16, 4.19, 4.23 and 4.24.

“Specified Transaction” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the incurrence or repayment of any Indebtedness.

“Starter Basket” has the meaning assigned to such term in the definition of Available Basket Amount.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement entered into by and among AZC Holding Company LLC, as the Seller, Arizona Chemical Holdings Corporation, as the Company, and Borrower, as Buyer dated as of September 27, 2015.

“Subject Transaction” means, with respect to any four Fiscal Quarter period, any of the following that shall have occurred during such period: (a) the Transactions, (b) any Permitted

Acquisition or the making of other acquisitions and Investments not prohibited by this Agreement (including any Investment in a Subsidiary which serves to increase Parent’s or any Subsidiary’s respective equity ownership in such Subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture partner), (c) any disposition of all or substantially all of the assets or stock of a Subsidiary (or any business unit, line of business or division of Borrower or a Subsidiary) not prohibited by this Agreement or (d) any other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.00% of the total voting power of shares, stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless the context otherwise requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” set forth in Section 5.12.

“Supplier Financing Transaction” means, any transaction in which the Borrower or an Restricted Subsidiary may, from time to time, directly, or indirectly through a special purpose vehicle for an amount equal to the market value of such Accounts, sell to a bank buyer certain Accounts on a non-recourse and true sale basis.

“Syndication Agents” has the meaning assigned to such term in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto; provided, “Tax on the overall net income” of a Person shall be construed as a reference to (a) a tax imposed by the jurisdiction in which that Person is organized or incorporated or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) other than a jurisdiction in which it is subject to tax solely as a result of such Person having executed, delivered, become a party to, perfected a security interest under, engaged in any other transaction pursuant to, or performed its obligations or received a payment under or enforced, any of the Credit Documents or sold or assigned an interest in any Loan or Credit Document or (b) any branch profits tax imposed by the jurisdictions listed in clause (a).

“Term Facility” means any of the Initial Term Facility, any Incremental Facility and any Replacement Term Facility.

“Term Lender” means a Lender with a Commitment or an outstanding Loan.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans of any Class, the Term Loan Exposure of any Lender shall be determined by reference to such Lender’s Commitment of such Class. The “Term Loan Exposure” of any Lender with respect to any Class of Loans means, as of any date of determination, the outstanding principal amount of the Loans of such Class of such Lender.

“Title Policy” means an ALTA mortgagee title insurance policy with respect to a Mortgaged Property issued by one or more title companies reasonably satisfactory to Collateral Agent.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt minus the Unrestricted Cash Amount to (ii) Consolidated Adjusted EBITDA.

“Transaction Costs” means the fees, costs and expenses payable by Parent, Borrower any Affiliate of Parent or any of their respective Subsidiaries in connection with the Transactions.

“Transactions” means (i) the entering into and funding of the Initial Term Loans pursuant to this Agreement the other Loan Documents, the ABL Loans pursuant to the ABL Loan Documents and the Senior Unsecured Notes pursuant to the Senior Unsecured Notes Indenture, (ii) the consummation of the transactions pursuant to the Stock Purchase Agreement, (iii) the creation or continuation of the Liens created by the Collateral Documents, (iv) the Refinancing and (v) except for purposes of the definition of “Subject Transaction”, the performance by Credit Parties of their obligations under the Credit Documents.

“Type of Loan” means a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” and “US” mean the United States of America.

“Unrestricted Cash Amount” means, as of any date of determination, the amount of all unrestricted Cash and Cash Equivalents owned by Parent and its Restricted Subsidiaries, as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP of as of such date and not subject to any Lien (other than Liens created under the Credit Documents in favor of Collateral Agent, Liens created under the ABL Loan Documents in favor of the ABL Administrative Agent and Liens arising by operation of law that are permitted by Section 6.2).

“Unrestricted Subsidiary” means any Subsidiary of Parent designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.12 that has not subsequently been designated as a Restricted Subsidiary pursuant to Section 5.12.

“U.S. Subsidiary” means each Subsidiary organized in or under the laws of the United States, any state thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit E.

1.2 Accounting Terms; Limited Condition Acquisition Calculations. (a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP as in effect on the Closing Date unless otherwise agreed to by Borrower and the Requisite Lenders; provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, Consolidated Adjusted EBITDA and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of a financial ratio or test (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any other Subsidiary of Parent since the beginning of such period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction had occurred at the beginning of the applicable period.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring certain or all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith including for the avoidance of doubt, in the calculation of Consolidated Total Assets (provided that together with all financial statements delivered to Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or test (including the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For the purposes of determining the permissibility of any incurrence of Ratio Debt or any Indebtedness pursuant to Sections 2.21, 6.1(l) or 6.1(m), the proceeds of any such Indebtedness shall be disregarded in determining the Unrestricted Cash Amount as part of the calculation of any financial ratio required by such Sections.

(e) Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four-Fiscal Quarter period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty shall be deemed to have been complied with. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability (other than any basket availability based on a percentage of Consolidated Total Assets) on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) (A) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Any reference herein to Term Loans shall be deemed to refer to the Loans.

1.4 Currency Translation. Administrative Agent shall set up standards and procedures to determine or redetermine to the extent required by this Agreement or any other Credit Document the equivalent in Dollars of any amount expressed in any currency other than Dollars, and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Administrative Agent and its Agent/Arrangers Affiliates) under any Credit Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds. Notwithstanding the foregoing, for purposes of any determination under Section 5, Section 6 or Section 8.1 requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination.

1.5 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Extended Term Loans or loans incurred under a new credit facility, then, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or under any other Loan Document that such payment be made “in Dollars” or the relevant alternate currency, “in immediately available funds”, “in Cash” or any other similar requirement.

1.6 Calculation of Consolidated Total Assets. Any reference to a percentage of Consolidated Total Assets, unless the provided otherwise, shall be to the Consolidated Total Assets from and after the date that financial statements have been delivered pursuant to Sections 5.1(a) and 5.1(b), as applicable.

SECTION 2.	LOANS

2.1 Loans.

(a) Initial Term Loan Commitments. Subject to the terms and conditions hereof, each Lender with an Initial Term Loan Commitment on the Closing Date severally agrees to make, on the Closing Date, an Initial Term Loan to Borrower in Dollars in an amount equal to such Initial Term Loan Commitment, and each Initial Term Loan Commitment will terminate on the Closing Date following the making of Initial Term Loans on such date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date.

(b) Borrowing Mechanics for Initial Term Loans on the Closing Date. Borrower shall deliver to Administrative Agent a fully executed Funding Notice in respect of the Initial Term Loans to be made on the Closing Date no later than one Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with an Initial Term Loan Commitment of the proposed borrowing.

(c) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment or Incremental Facility Amendment, each Additional Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to Borrower, which Loans shall not exceed for any such Additional Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Additional Lender as set forth in the applicable Refinancing Amendment or Incremental Facility Amendment.

2.2 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. Except as provided in Section 2.1(a), all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3 Use of Proceeds. On the Closing Date, the proceeds of the Initial Term Loans will be used as set forth in the recitals. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to Parent, any Subsidiary of Parent or any other Person, (a) for the purpose of furthering an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) for the purpose of (i) funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) carrying on any other transaction that would result in a violation of Sanctions by any Person.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall, solely as a non-fiduciary agent of Borrower, maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (solely with respect to (i) any entry relating to such Lender’s Commitments and Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.” This Section 2.4(b) shall be construed so that any Loan or other obligation pursuant to or in connection with this Agreement is maintained in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.5 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of the Initial Term Loans:

(1)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2)	if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin.

(ii) in the case of any other Loans, as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided that, until the end of the Primary Syndication Period, the Initial Term Loans shall be maintained as either (1) Eurocurrency Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Base Rate Loan.

(c) In connection with Eurocurrency Rate Loans of any Class there shall be no more than five (5) Interest Periods outstanding at any time. With respect to the Loans denominated in Dollars, in the event Borrower fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurocurrency Rate Loan) will be automatically continued as a Eurocurrency Rate Loan with an Interest Period of one month on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (Local Time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date, (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

2.6 Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing:

(i) Borrower shall have the option to convert at any time all or any part of any Loan denominated in Dollars equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurocurrency Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) Borrower shall have the option upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurocurrency Rate Loan.

(b) Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (Local Time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan). Except as otherwise provided herein or as agreed to by the Administrative Agent, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. All conversions and continuations shall be allocated among the Lenders of the applicable Class ratably in accordance with, as applicable, the Term Loan Exposures.

2.7 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), the past due principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate (including the Applicable Margin) otherwise payable thereon or if no rate is applicable, at a rate equal to the rate payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8 Fees. Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.9 Scheduled Payments. (a) The principal amount of the Initial Term Loans shall be repaid in consecutive quarterly installments on the following dates in the respective amounts set forth opposite such dates (which amounts may be reduced from time to time as a result of the application of prepayments, purchases and cancellations of the Initial Term Loans in accordance with Sections 2.10, 2.11 and 2.12):

Installment Payment Date	Principal Amount
March 31, 2016	8,437,500
June 30, 2016	8,437,500
September 30, 2016	8,437,500
December 31, 2016	8,437,500
March 31, 2017	16,875,000
June 30, 2017	16,875,000
September 30, 2017	16,875,000
December 31, 2017	16,875,000
March 31, 2018	16,875,000
June 30, 2018	16,875,000
September 30, 2018	16,875,000
December 31, 2018	16,875,000
March 31, 2019	16,875,000
June 30, 2019	16,875,000
September 30, 2019	16,875,000
December 31, 2019	16,875,000
March 31, 2020	16,875,000
June 30, 2020	16,875,000
September 30, 2020	16,875,000
December 31, 2020	16,875,000
March 31, 2021	16,875,000
June 30, 2021	16,875,000
September 30, 2021	16,875,000

provided, however, that on the Initial Term Loan Maturity Date, the remainder of the principal amount of the Initial Term Loans outstanding on such date shall be repaid, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Borrower shall repay the Additional Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments, purchases and cancellations of the such Additional Loans in accordance with Sections 2.10, 2.11 and 2.12).

2.10 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1)	Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1)	upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(2)	upon not less than three Business Days’ prior written notice in the case of Eurocurrency Rate Loans.

in each case given to Administrative Agent by 12:00 p.m. (Local Time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or written notice to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Loans pursuant to Section 2.10(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by Borrower (by notice to Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied and such Loans shall not be due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Repricing Event. In the event that any Initial Term Loans are subject to a Repricing Event prior to the date that is 12 months after the Closing Date, then each Lender whose Loans are prepaid or repaid in whole or in part or amended, or which is required to assign any of its Loans pursuant to Section 2.19, in connection with such Repricing Event shall be paid an amount equal to 1.00% of the amount of such Lender’s Loans so prepaid, repaid, amended or assigned. “Repricing Event” shall mean the refinancing or repricing by Borrower of all or any portion of the Initial Term Loans with any long-term bank debt financing incurred by Parent, the Borrower or any subsidiary thereof, for the primary purpose of reducing the effective interest cost or weighted average yield (as such cost or yield may be reasonably determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees not payable generally to all Lenders in connection therewith) to less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to this Agreement involving the interest rate for, or weighted average yield of, the Initial Term Loans, but which, for the avoidance of doubt, does not include any prepayment or refinancing in connection with a Change of Control or any refinancing that involves an upsizing in connection with an acquisition or Investment not permitted under this Agreement.

(c) Certain Permitted Loan Purchases. Notwithstanding anything to the contrary contained in this Section 2.10, Section 10.6 or any other provision of this Agreement, so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) Parent represents that it is not in possession of any material non-public information with respect to itself or its subsidiaries for purposes of U.S. federal or state security laws, the Borrower may purchase or acquire assignments (each such purchase or acquisition of an assignment being referred to as a “purchase” in this Section 2.10(c)) of outstanding Loans of any Class on the following basis without the consent of Administrative Agent:

(i) the Borrower may conduct Auctions to purchase Loans of any Class. In connection with any Auction, Administrative Agent may request one or more certificates of an Authorized Officer of Borrower as to the satisfaction of the conditions set forth in this Section 2.10(c) and in the definition of “Auction”.

(ii) With respect to all purchases made by the Borrower pursuant to this Section 2.10(c), (A) the purchaser shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the purchased Loans to the date of purchase of such Loans, (B) the purchase of such Loans by such purchaser shall not be taken into account in the calculation of Consolidated Excess Cash Flow, but for the avoidance of doubt, can be deducted from the prepayment amount in respect thereof as and to the extent provided in Section 2.10(c), (C) all purchases of Loans pursuant to any individual Auction shall be at the same discounted purchase price, and (D) such purchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.10, Section 2.12 or Section 2.13 except that the amount of Loans so purchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on the Loans.

(iii) Following purchase by the Borrower pursuant to this Section 2.10(c), the Loans so purchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the purchaser) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Loans purchased and cancelled pursuant to this Section 2.10(c), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by the Borrower in connection with a purchase permitted by this Section 2.10(c) shall not be subject to the provisions of Section 2.13(a), Section 2.13(c), Section 2.14 or Section 2.15(c). Failure by the Borrower to make any payment to a Lender required by to be made in an Auction pursuant to this Section 2.10(c) shall not constitute an Event of Default under Section 8.1(a).

(iv) Notwithstanding anything herein to the contrary, in no event shall any purchases of Loans permitted under this Section 2.10(c) be funded with any proceeds of ABL Loans.

(v) The provisions of Section 10.6 shall not apply to any purchase of Loans pursuant to this Section 2.10(c).

2.11 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by Parent or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds from Asset Sales made pursuant to Section 6.7(c) and (m); provided, Borrower shall have the option, directly or through one or more Subsidiaries of Parent, to invest such Net Asset Sale Proceeds within 365 days of receipt thereof (or, within 180 days after the end of such 365-day period if Borrower or any Subsidiary of Parent has entered into a binding contract to so reinvest such Net Asset Sale Proceeds during such 365-day period) in assets useful in the business of Parent and its Subsidiaries (other than Cash or Cash Equivalents or inventory); provided, further that Net Asset Sale Proceeds from ABL Priority Collateral shall be applied first as required by the ABL Loan Agreement and to the extent so used to repay loans under the ABL Loan Agreement (without any mandatory reduction in commitments thereunder) shall not be required to be applied to the Loans pursuant to this Section 2.11.

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Parent or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, Borrower shall have the option, directly or through one or more of Subsidiaries of Parent, to repair, restore or replace the applicable assets or to invest such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof (or, within 180 days after the end of such 365-day period if Borrower or any Subsidiary of Parent has entered into a binding contract to so reinvest such Net Insurance/Condemnation Proceeds during such 365-day period) in assets useful in the business of Parent and its Subsidiaries (other than Cash or Cash Equivalents or inventory); provided, further that Net Insurance/Condemnation Proceeds of ABL Priority Collateral shall be applied first as required by the ABL Loan Agreement and to the extent so used to repay loans under the ABL Loan Agreement (without any mandatory reduction in commitments thereunder) shall not be required to be applied to the Loans pursuant to this Section 2.11.

(c) Issuance of Debt. No later than the first Business Day following the date of receipt by Parent or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Parent or any of its Subsidiaries (other than any Indebtedness permitted to be incurred pursuant to Section 6.1, except to the extent constituting (x) Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.1(m), (y) Incremental Loans incurred to refinance all or a portion of the Loans pursuant to Section 2.21 or (z) Replacement Term Loans incurred to refinance Loans in accordance with the requirements of Section 10.5(f)), Borrower shall prepay the Loans in an aggregate amount equal to 100.00% of such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs and expenses associated therewith, including legal, auditing and accounting fees and expenses.

(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2016), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50.00% (or, if the Senior Secured Net Leverage Ratio as of the end of any Fiscal Year after the Fiscal Year ending December 31, 2016 (determined by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) for such Fiscal Year) shall have been less than 2.50 to 1.00, 25.00% or, if the Senior Secured Net Leverage Ratio as of the end of any Fiscal Year after the Fiscal Year ending December 31, 2016 (determined by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) for such Fiscal Year) shall have been less than 2.00 to 1.00, 0%, in each case calculated after giving pro forma effect to any voluntary prepayment made during such Fiscal Year or on or prior to the 90th day after the end of such fiscal year, to the extent such payment is actually made) of such Consolidated Excess Cash Flow minus voluntary repayments of the Loans made during such Fiscal Year or on or prior to the 90th day after the end of such fiscal year (including all purchases of Loans by the Borrower pursuant to Section 2.10(c) in an amount equal to the purchase price for the Loans so purchased), other than prepayments funded with the proceeds of incurrences of long-term indebtedness.

(e) Deferred Prepayments. Notwithstanding any provision under this Section 2.11 to the contrary, (A) any amounts that would otherwise be required to be paid by Borrower pursuant to Section 2.11(a), (b) or (d) above shall not be required to be so prepaid to the extent any such Consolidated Excess Cash Flow is generated by a Non-U.S. Subsidiary or the applicable Asset Sale is consummated by a Non-U.S. Subsidiary, such Net Insurance/Condemnation Proceeds are received by a Non-U.S. Subsidiary, as the case may be, for so long as the repatriation to the U.S. of any such amounts would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Non-U.S. Subsidiary’s directors (or equivalent persons), or require the approval or be subject to the review of any works council or similar body (including the Dutch Works Council), or result in, or could reasonably be expected to result in, a risk of personal or criminal liability for any officer, director (or equivalent person), employee, manager, member of management or consultant of such Non-U.S. Subsidiary (such restricted amount a “Legal Restricted Amount”); provided that the Borrower agrees to cause the applicable Non-U.S. Subsidiary to use commercially reasonable efforts to permit such repatriation, and once such repatriation of any of such affected proceeds or Consolidated Excess Cash Flow is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director (or equivalent person), or result in, or could reasonably be expected to result in, a risk of personal or criminal liability for such Persons described above, such repatriation will be promptly effected and such repatriated proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11 to the extent provided herein; provided that any such reduction in prepayments due to such a limitation on repatriation shall be allocated ratably as between amounts required to be prepaid in respect of the Loans and amounts required to be prepaid in respect of all Other Applicable Indebtedness; and (B) if Parent and the Subsidiaries determine in good faith that the repatriation to the U.S. of any amounts required to mandatorily prepay the Loans pursuant to Section 2.11(a), (b) or (d) above on account of Consolidated Excess Cash Flow generated by a Non-U.S. Subsidiary, an Asset Sale consummated by a Non-U.S. Subsidiary, Net Insurance/Condemnation Proceeds received by a Non-U.S. Subsidiary or Indebtedness incurred by a Non-U.S. Subsidiary would result in material adverse tax consequences (including any withholding taxes) to Parent and its Subsidiaries, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Tax Restricted Amount” and together with the Legal Restricted Amount, “Restricted Amounts”), the amount Borrower shall be required to mandatorily prepay pursuant to Section 2.11(a), (b), (c) or (d) above, as applicable, shall be reduced by the Restricted Amount until such time (if any) as it may repatriate to the U.S. such Restricted Amount without incurring such material adverse tax liability; provided that the Borrower agrees to take and to cause each applicable Non-U.S. Subsidiary to use commercially reasonable efforts to mitigate such adverse tax liability to permit the repatriation of such amounts); provided further that, to the extent that the repatriation of any proceeds or Consolidated Excess Cash Flow from such Non-U.S. Subsidiary would no longer have a material and adverse tax consequence, an amount equal to such proceeds or Consolidated Excess Cash Flow, as applicable, not previously applied pursuant to this clause (B), shall be promptly applied to the repayment of the Loans pursuant to this Section 2.11 as otherwise required above (without regard to this paragraph (f)); and provided further that any Restricted Amount shall be allocated ratably as between amounts required to be prepaid in respect of the Loans and amounts required to be prepaid in respect of all Other Applicable Indebtedness; and provided further, that the Borrower shall use commercially reasonable efforts to eliminate such adverse tax consequence in its reasonable control in order to make such payments.

(f) Declined Proceeds. Each Lender may elect, by notice to Administrative Agent at or prior to the time, and in the manner specified by Administrative Agent, of any prepayment of Loans required to be made by Borrower pursuant to this Section 2.11, to decline all but not less than all of its Pro Rata Share of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by Borrower and shall be added to the calculation of the Available Basket Amount; provided, however, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(c) above to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.1(m), Incremental Loans incurred to refinance all or a portion of Loans pursuant to Section 2.21 or Replacement Term Loans incurred to refinance Loans in accordance with the requirements of Section 10.5(f). If a Lender fails to deliver a notice of election declining receipt of all or any portion of its Pro Rata Share of such mandatory prepayment to Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Loans.

2.12 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Loans.

(b) Application of Mandatory Prepayments by Type of Loans. Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment, each prepayment of Loans pursuant to any of Section 2.11(a) through 2.11(d) shall be applied ratably to each Class of Loans then outstanding (provided that any prepayment of Loans with proceeds of any Refinancing Indebtedness, Incremental Facility or Replacement Term Loans shall, to the extent incurred to refinance or replace Loans of any Class, be applied to the applicable Class of Loans being refinanced or replaced); and shall be further applied (i) in the case of the Initial Term Loans, as directed by Borrower and (ii) in the case of each other Class of Loans, as specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment; provided that if at the time that any such prepayment would be required hereunder, Borrower is required to offer to purchase or prepay any other Indebtedness secured on a pari passu basis with the Obligations under the Credit Documents pursuant to the terms of the documentation governing such Indebtedness with such net proceeds or Consolidated Excess Cash Flow, as the case may be (such Indebtedness required to be offered to be so purchased or prepaid, the “Other Applicable Indebtedness”), then Borrower may apply such net proceeds or Consolidated Excess Cash Flow, as the case may be, on a pro rata basis to the prepayment of the Loans and to the purchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such net proceeds or Consolidated Excess Cash Flow, as the case may be, allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds or Consolidated Excess Cash Flow, as the case may be, required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds or Consolidated Excess Cash Flow, as the case may be, shall be allocated to the Loans in accordance with the terms hereof), and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.11 shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or purchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof. If the Borrower fails to deliver a direction to the Administrative Agent as to the order of application of such prepayment pursuant to this Section 2.12(b), such prepayment shall be applied to repay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Loans in directly order of maturity.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurocurrency Rate Loans. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(f), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

2.13 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (Local Time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall, except as expressly provided in Section 2.19 promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest and fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (Local Time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice to Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g) Notwithstanding any provision herein contained to the contrary, if an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Administrative Agent or Collateral Agent hereunder in respect of any of the Obligations of Borrower (including, without limitation, all proceeds received by each of Administrative Agent and Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral) shall be applied in accordance with the application arrangements set forth in Section 7.2 of the Pledge and Security Agreement and the ABL Intercreditor Agreement.

2.14 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided herein or in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment or purchase of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable legislation, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including Section 2.10(c)), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it in accordance with the terms hereof or (c) any contribution to Borrower of any Loan held by an Affiliate of Borrower so long as no consideration (other than common equity) is paid by any Credit Party or any Subsidiary of a Credit Party for such contribution and such Loan is immediately retired and cancelled and is no longer outstanding, provided that any such contribution, retirement and cancellation of Loans pursuant to this clause (c) shall not be deemed to be a voluntary prepayment of such Loans for any purpose under this Agreement, including Section 2.10, Section 2.11(d), Section 2.12 and Section 2.13, except that the amount of Loans so contributed, retired and cancelled shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on the Loans.

2.15 Making or Maintaining Eurocurrency Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurocurrency Rate, Administrative Agent shall promptly give notice (which may be by telephone, if promptly confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurocurrency Rate Loans (other than those where the interest rate can be determined in accordance with clause (c) or (d) of the definition of Adjusted Eurocurrency Rate) until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurocurrency Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall promptly give notice (which may be by telephone if promptly confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurocurrency Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligation to maintain its outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (which may be by telephone if promptly confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all actual losses, expenses and liabilities as reasonably determined, including by ratable allocation (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurocurrency Rate in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or Administrative Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof (or in the case of (x) any Lender that becomes a party after the Closing Date through an assignment by a Lender not affected by any of the foregoing or (y) any Additional Lender, the date that such Lender becomes a party hereto), or (B) any guideline, request or directive by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof (or in the case of (x) any Lender that becomes a party after the Closing Date through an assignment by a Lender not affected by any of the foregoing or (y) any Additional Lender, the date that such Lender becomes a party hereto) (any such change, determination or issuance, a “Change in Law”): (i) subjects such Lender or Administrative Agent (or its applicable lending office) or any company controlling such Lender or Administrative Agent to any additional Tax (other than any Tax on the overall net income of such Lender or Administrative Agent) with respect to this Agreement or any of the other Credit Documents or its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or any of its obligations hereunder or thereunder or any payments to such Lender or Administrative Agent (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Adjusted Eurocurrency Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market or the European interbank market; and the result of any of the foregoing is to increase the actual cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount actually received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender or Administrative Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender or Administrative Agent on an after Tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or Administrative Agent shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or Administrative Agent under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date (or in the case of (x) any Lender that becomes a party after the Closing Date through an assignment by a Lender not affected by any of the foregoing or (y) any Additional Lender, the date that such Lender becomes a party hereto) of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency that was made, issued or otherwise become effective after the Closing Date (or in the case of (x) any Lender that becomes a party after the Closing Date through an assignment by a Lender not affected by any of the foregoing or (y) any Additional Lender, the date that such Lender becomes a party hereto), has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy or liquidity), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-Tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

Notwithstanding the foregoing, (i) Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) and (ii) no Lender shall be entitled to request compensation for such increased costs or reductions pursuant to this Section 2.16 unless it is the general policy or practice of such Lender (as determined by such Lender) to request such compensation for similar amounts from similar borrowers under comparable provisions of similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so).

2.17 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any obligation of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by applicable law to make any deduction or withholding on account of any such Tax from any sum paid or payable by or an account of any obligation of any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify, or cause to be notified, Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) such Credit Party or other Person shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender and (iii) if such Tax is not a Tax on the overall net income of any Lender and is not a U.S. federal withholding tax imposed under FATCA and is not attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.17(d)(i), the sum payable in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment (including such withholding applicable to additional amounts payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; provided, no such additional amounts shall be required to be paid to any Lender to the extent of U.S. federal withholding Taxes imposed pursuant to a law in effect on the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date), the date on which such Lender becomes a Lender hereunder (in the case of an Additional Lender), the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender, but excluding any Lender that becomes a Lender pursuant to Section 2.19), or the date on which such Lender changes its lending office (in the case of all Lenders) ; provided, however, that a Lender shall be entitled to receive additional amounts to the extent such Lender’s assignor was entitled to receive additional amounts or to the extent that such Lender was entitled to receive additional amounts before it changed its Lending Office, as applicable.

(c) Payment of Other Taxes. In addition, the Credit Parties shall timely pay or cause to be timely paid, or at the option of the Administrative Agent timely reimburse it for payment of, any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document (“Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(d) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date), on or prior to the date on which such Lender becomes a Lender hereunder (in the case of an Additional Lender) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon request of Borrower or Administrative Agent as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original or certified copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI or W-8EXP pursuant to clause (i) above, a U.S. Tax Compliance Certificate together with two original or certified copies of Internal Revenue Service Form W-8BEN, W-8BEN-E and/or W-8IMY (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. If any Lender provides an Internal Revenue Service Form W-8IMY, such Lender must also attach a U.S. Tax Compliance Certificate and/or the additional documentation from each beneficial owner, as applicable, that must be transmitted with Internal Revenue Service Form W-8IMY, including the appropriate forms described in this Section 2.17(d)(i). Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date), on or prior to the date on which such Lender becomes a Lender hereunder (in the case of an Additional Lender) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times, upon request of Borrower or Administrative Agent, as may be necessary in the determination of Borrower and Administrative Agent(each in the reasonable exercise of its discretion) two original or certified copies of Internal Revenue Service Form W-9 (or successor forms) and such other documentation required under the Internal Revenue Code or reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to U.S. federal backup withholding tax. Notwithstanding anything to the contrary contained herein, a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to this Section 2.17(d)(i) that such Non-U.S. Lender is not legally able to deliver, and no Lender shall be required to deliver any documentation pursuant to this Section 2.17(d)(i) other than any applicable Internal Revenue Service Form W-8 or W-9 (or successor forms), any other documentation required under the Internal Revenue Code, or any U.S. Tax Compliance Certificate, if in the Lender’s reasonable judgment the completion, execution or submission of such other documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(d)(i) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original or certified copies of such forms, certificates or other evidence (or any successor forms, certificates, or other evidence), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by Borrower or Administrative Agent to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or promptly notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(ii) If any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent and/or Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent and/or Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent and/or Borrower as may be necessary for Administrative Agent and/or Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(d)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Credit Parties Indemnification for Failure to Pay Required Taxes, etc. If the Credit Parties fail to pay (or cause to be paid) any Taxes pursuant to Section 2.17(b)(iii) or (c) (“Indemnified Taxes”) when due to the appropriate taxing authority or fail to remit to Administrative Agent the required receipts or other required documentary evidence, Credit Parties shall jointly and severally indemnify Administrative Agent and the Lenders for the full amount of such Taxes paid or payable by, or required to be withheld or deducted from a payment to, Administrative Agent or any Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.17) and any incremental Taxes that may become payable by Administrative Agent or any Lender as a result of any such failure, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this indemnification must be made within fifteen days from the date any Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefore accompanied by appropriate evidence of the Tax and its payment. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(f) Treatment of Certain Refunds. So long as no Default or Event of Default has occurred and is continuing, if Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or other taxes (as described in Section 2.17(c)) as to which it has been indemnified by a Credit Party or with respect to which the Credit Party has paid additional amounts pursuant to this Section 2.17, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity or other payments made, or additional amounts paid, by such Credit Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will Administrative Agent or any Lender be required to pay any amount to such Credit Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) As soon as practicable after payment of any Tax by any Credit Party pursuant to this Section 2.17, and within thirty days after the due date of payment of any such Tax, such Credit Party shall deliver, or cause to be delivered, to Administrative Agent the original or certified copy of and receipt evidencing such payment.

(h) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19 Replacement of Lenders.

If (i) any Lender has become and continues to be an Affected Lender, (ii) any Lender requests compensation under Section 2.16, (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iv) any Lender has failed to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5(b) or 10.5(c) requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, majority in interest of the affected Class of Lenders) shall have granted their consent (each such Lender, a “Non-Consenting Lender”), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee (each a “Replacement Lender”) that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the registration and processing fee payable to Administrative Agent referred to in Section 10.6(d) shall not be required in connection with such assignment, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15(c) and, if such assignment is made in connection with a Repricing Event, the prepayment fee under Section 2.10(b) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class)) from the assignee (in the case of such principal) or Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender (other than a Non-Consenting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.19 may be effected pursuant to an Assignment Agreement executed by Borrower, Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.20 Extension Offers.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of such Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Lender’s Loans of such Class) (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and the original Commitments (in each case not so extended), being a “tranche” for purposes of this Section 2.20; any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by Borrower and any Lender that agrees to an Extension of its Loans and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Loans of any Lender extended pursuant to any Extension (any such extended Loans, the “Extended Term Loans”) shall have the same terms (or terms not less favorable to existing Lenders) as the tranche of Loans subject to such Extension Offer;

(ii) the final Maturity Date of any Extended Term Loans shall be no earlier than the then applicable Latest Maturity Date at the time of Extension;

(iii) the weighted average life to maturity of any Extended Term Loans shall be equal to or greater than the weighted average life to maturity of the then-existing Term Facility with the longest weighted average life to maturity;

(iv) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Loans, in each case as specified in the respective Extension Offer;

(v) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vi) the Extensions shall be in a minimum amount of $5,000,000;

(vii) any applicable Minimum Extension Condition shall be satisfied or waived by Borrower; and

(viii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.10 or 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.9 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and which may be waived by Borrower) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered. Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.9, 2.10, 2.11, 2.13 or 2.14) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Credit Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.20.

(d) In connection with any Extension, Borrower shall provide Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20.

2.21 Incremental Credit Extensions.

(a) Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new tranches of term facilities and/or increase the principal amount of the Loans of any existing Class by requesting new term loan commitments to provide such Loans (any such new tranche or increase, the “Incremental Facilities” and any loans made pursuant to an Incremental Facility, “Incremental Loans”), in an aggregate principal amount which shall not exceed:

(x) $350,000,000 (the “Fixed Incremental Amount”) less the aggregate principal amount of all Incremental Equivalent Debt incurred or issued in reliance on the Fixed Incremental Amount, plus

(y) an unlimited amount so long as, in the case of this clause (y), after giving effect to such Incremental Facility, in the case of any Incremental Facility or Incremental Equivalent Debt, the Senior Secured Net Leverage Ratio calculated on a Pro Forma Basis, subject to Section 1.2(e), as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor), does not exceed 3.10:1.00;

(it being understood that for purposes of clause (y) of this Section 2.21(a), the Cash proceeds of the relevant Incremental Facility or Incremental Equivalent Debt shall be excluded in calculating the Unrestricted Cash Amount used in determining the Senior Secured Net Leverage Ratio) (the amounts described in clauses (x) and (y) above, the “Incremental Cap”); provided that:

(i) each such Incremental Facility Amendment shall specify the amount of such Incremental Facility, which shall be in an amount not less than $5,000,000,

(ii) except as otherwise agreed by the lenders providing an Incremental Facility in connection with a Limited Condition Acquisition, (x) if the proceeds of such Incremental Commitments are being used to finance a Limited Condition Acquisition permitted hereunder, no Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) or (y) if otherwise, no Event of Default shall exist, subject to Section 1.2(e), immediately prior to or after giving effect to the effectiveness of any such Incremental Facility,

(iii) after giving effect to such Incremental Loans, the conditions of Section 3.2(a) shall be satisfied (it being understood that all references to “such date” or similar language in such Section 3.2 shall be deemed to refer to the effective date of such Incremental Facility Amendment); provided that, if the proceeds of any Incremental Loans are being used to finance a Limited Condition Acquisition, the lenders providing an Incremental Facility in connection with such Limited Condition Acquisition may agree that (x) the reference in Section 3.2(a) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and the representations and warranties in the relevant acquisition agreement the breach of which would permit the buyer to terminate its obligations thereunder or decline to consummate such Limited Condition Acquisition and (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition,

(iv) the proceeds of any Incremental Facility may be used by Borrower and its subsidiaries for working capital, capital expenditures and other general corporate purposes, including the financing of Permitted Acquisitions, acquisitions, investments, debt repayments, Restricted Junior Payments and other uses not prohibited by the Credit Documents,

(v) the interest rate (determined as set forth below) for any Incremental Facility will not be more than 0.50% higher than the corresponding interest rate applicable to the Initial Term Facility, unless the interest rate margin with respect to the Initial Term Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Loans or Incremental Facility, minus, 0.50%; provided, further, that in determining the applicable interest rate: (w) interest margins, original issue discount and upfront fees paid by Borrower in connection with such Incremental Facility and the Initial Term Facility (in the case of original issue discount or upfront fees, equated to interest rate margin based on the lesser of a four year average life to maturity and the remaining stated life to maturity), shall be included, (x) any amendments to the Applicable Margin that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facility or Incremental Loans shall be included, (y) arrangement, commitment, structuring, underwriting, amendment and similar fees that are not shared with all the lenders providing such Incremental Facility or the Initial Term Facility shall be excluded and (z) if such Incremental Facility includes an interest rate floor greater than those applicable to the Initial Term Facility such differential between interest rate floors shall be included for purposes of determining whether an increase to the interest rate margin under the Initial Term Facility shall be required hereunder, but only to the extent that an increase in the interest rate floor applicable to the Initial Term Facility would cause an increase in the interest rate in effect thereunder as of the date of determination (and, in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Term Facility shall be increased to the extent of such differential),

(vi) each Incremental Facility (A) will have Maturity Date no earlier than the Latest Maturity Date and (B) will have a weighted average life to maturity equal to or greater than the weighted average life to maturity of the then-existing Term Facility with the longest weighted average life to maturity,

(vii) each Incremental Facility will be guaranteed solely by the Guarantors and will be secured on a pari passu basis with the other Term Facilities solely by the Collateral,

(viii) any prepayment (other than scheduled amortization payments) of Incremental Loans that are pari passu in right of payment and pari passu with respect to security with the Initial Term Loans shall be made on a pro rata basis with all then existing Initial Term Loans (and all then-existing Incremental Loans, Extended Term Loans and Replacement Term Loans requiring ratable prepayment), except that Borrower and the lenders in respect of such Incremental Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(ix) all terms (other than with respect to margin, pricing, maturity or fees) applicable to any Incremental Facility (other than any terms which are applicable only after the Latest Maturity Date or that are also added to this Agreement for the benefit of the existing Lenders) shall be no more favorable to the Lenders providing such Incremental Facility (taken as a whole) than to the existing Lenders, unless otherwise reasonably acceptable to Administrative Agent (and Administrative Agent is hereby authorized to enter into any Amendment to this Agreement to give effect to any such more favorable terms for the benefit of the existing Lenders without the consent of any other party hereto other than Borrower),

(x) for the avoidance of doubt, the foregoing shall not affect Borrower’s rights under Section 6.1(l) to incur Incremental Equivalent Debt (or incur any loans or establish commitments thereunder) that is not pari passu in right of payment or security with the Obligations), and

(xi) the Borrower may elect to use clause (y) of the Incremental Cap prior to clause (x) thereof, and if both clause (x) and (y) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (y).

(b) Incremental Commitments may be provided by any existing Lender or by any other Person that will become an Additional Lender; provided that Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Commitments if such consent would be required under Section 10.6 for an assignment of Loans or Commitments of the applicable Class to such Additional Lender; provided further, that except as separately agreed from time to time between Borrower and any Lender, no Lender shall be obligated to provide all or any portion of any Incremental Commitment and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender. The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment.

(c) Each Lender or Additional Lender providing a portion of the Incremental Commitments shall execute and deliver to Administrative Agent and Borrower all such documentation (including the applicable Incremental Facility Amendment and amendments to any other Credit Document) as may be reasonably required by Administrative Agent to evidence and effectuate such Incremental Commitments. On the effective date of such Incremental Commitments, each Additional Lender added as a new Lender pursuant to such Incremental Commitments shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to any Incremental Facility or Incremental Loans, (i) upon its reasonable request, Administrative Agent shall have received customary opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments to one or more of the Credit Documents as it shall reasonably require, (ii) Administrative Agent shall have received the following (if reasonably requested): (x) an updated completed Flood Certificate, (y) a modification to each Mortgage (except in any instance where local counsel advises that the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations, including as amended pursuant to the Incremental Facility Amendment, for the benefit of the Secured Parties) and (z) an endorsement to each Title Policy relating to any Mortgage which is modified pursuant to this section and (iii) Administrative Agent shall have received an Administrative Questionnaire and such other documents as it shall reasonably require from each Additional Lender and Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans.

(e) On the date of the making of any Incremental Loans that will be of the same Class as any then-existing Class of Loans, and notwithstanding anything to the contrary set forth in Sections 2.5 and 2.6, such Incremental Loans shall be added to (and constitute a part of and be of the same Type as and have, if applicable, the same Interest Period as) each borrowing of outstanding Loans of such Class on a pro rata basis (based on the relative sizes of such borrowings), so that each Term Lender providing such Incremental Loans will participate proportionately in each then outstanding borrowing of Loans of such Class.

(f) The Lenders hereby irrevocably authorize Administrative Agent to enter into any Incremental Facility Amendment and any amendment to any of the other Credit Documents with the Credit Parties as may be necessary in order to establish new Classes in respect of Loans or Commitments increased or extended pursuant to this Section 2.21 and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.21.

(g) This Section 2.21 shall supersede any provisions in Section 2.13, 2.14 or 10.5 to the contrary.

SECTION 3.	CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent and Arrangers shall have received copies of this Agreement, the Pledge and Security Agreement, the ABL Intercreditor Agreement, each other Credit Document contemplated herein to be delivered on the Closing Date, the Senior Unsecured Notes Indenture and the ABL Loan Agreement, each executed and delivered by each applicable Credit Party, as the Administrative Agent shall reasonably request.

(b) No Company Material Adverse Effect. Except as contemplated by the Stock Purchase Agreement or as set forth on Schedule 4.22 thereto, (i) since December 31, 2014 until and through the date of the Stock Purchase Agreement, there has not been any Company Material Adverse Effect and (ii) since the date of the Stock Purchase Agreement, there shall not have been any Company Material Adverse Effect.

(c) Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received (i) a copy of each Organizational Document of each Credit Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, and a certificate from an Authorized Officer certifying that such Organizational Documents remain in full force and effect and have not been amended, modified, revoked or rescinded, (ii) signature and incumbency certificates of the officers or directors of each Credit Party executing this Agreement and any Collateral Documents to which it is a party, (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party, in each case authorizing the execution, delivery and performance of this Agreement and any Collateral Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a director, its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept is applicable in the relevant jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(d) Consummation of Transactions. The proceeds from Loans made on the Closing Date, the proceeds from loans made under the ABL Loan Agreement, the proceeds from the issuance of the Senior Unsecured Notes and Cash on hand of Borrower shall be sufficient to consummate the Transactions. The Transactions, including the acquisition pursuant to the Stock Purchase Agreement, shall have been consummated or substantially simultaneously with the making of the Initial Term Loans, shall be consummated, in all material respects in accordance with the Stock Purchase Agreement without giving effect to any waivers, consents, amendments, supplements or modifications that are in any respect materially adverse to the Lenders and the Arrangers without approval of the Lenders and the Arrangers (not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any increase or reduction in the purchase price in connection with the acquisition pursuant to the Stock Purchase Agreement shall not be deemed to be material and adverse to the interests of the Lenders and Arrangers; provided that (i) any increase in the purchase price shall be funded with equity and (ii) an amount equal to 100% of any reduction of the purchase price shall be allocated (x) first to the Senior Unsecured Notes to reduce the aggregate principal amount of such issuance to $250,000,000, and (y) then to the Initial Term Facility to reduce the amount of commitments thereof; provided, further that the granting of any consent under the Stock Purchase Agreement that is not materially adverse to the interest of the Lenders and Arrangers will not otherwise constitute an amendment, modification or waiver.

(e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid, perfected First Priority security interest in the Collateral (other than ABL Priority Collateral) and a valid, perfected second priority security interest in the ABL Priority Collateral, in each case other than ABL Priority Collateral located, applied for, registered or otherwise arising under the law of any jurisdiction outside of the United States, and except as set forth in Schedule 5.15, the Credit Parties shall have delivered to Collateral Agent:

(i) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of Parent, together with all attachments contemplated thereby;

(ii) authorized UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts in each case to the extent required pursuant to the Pledge and Security Agreement or other Collateral Documents; and

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent.

(f) Opinion of Counsel to Credit Parties. Agents and Lenders shall have received an executed copy of the customary written opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Credit Parties, addressed to Agents and Lenders, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinion to Agents and Lenders).

(g) Fees and other Amounts. Borrower shall have paid to Lenders, Agents and Arrangers the fees payable on the Closing Date referred to in Sections 2.8 and all expenses payable pursuant to Section 10.2 or pursuant any other letter agreement with the Arrangers which have accrued to or are otherwise payable on the Closing Date, in each case to the extent Borrower has received invoices therefor at least three Business Days prior to the Closing Date.

(h) Payment of Loans and Other Amounts. On the Closing Date or substantially simultaneously with the Closing Date, Parent and its Subsidiaries shall have (i)(A) purchased and cancelled or redeemed in full the Borrower’s 6.75% Senior Notes due 2019 (the “Borrower Notes”) and (B) for any Borrower Notes not so cancelled or redeemed, if any, give irrevocable notice for the redemption or repayment of such Borrower Notes and proceeds sufficient to redeem or repay in full such Borrower Notes shall have been deposited with the trustee of the Borrower Notes pursuant to arrangements reasonably satisfactory to the Arrangers, (ii) repaid in full of all outstanding indebtedness under that certain (A) First Lien Credit and Guarantee Agreement, dated as of June 12, 2014, by and among AZ Chem US Inc., certain of its subsidiaries, the lenders from time to time party thereto and General Electric Capital Corporation, as administrative agent and collateral agent and (B) Second Lien Credit and Guarantee Agreement, dated as of June 12, 2014, by and among AZ Chem US Inc., certain of its subsidiaries, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, and (iv) delivered to Administrative Agent and Arrangers all documents or instruments necessary to release all guarantees and all Liens securing such foregoing Indebtedness or other obligations of Parent and its Subsidiaries thereunder (collectively, the “Refinancing”).

(i) Closing Date Certificate. The Borrower shall have delivered to Administrative Agent and Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.

(j) Solvency Certificate. The Lenders shall have received a solvency certificate in the form attached hereto as Exhibit K from the chief financial officer of the Borrower that shall certify as to the solvency of Parent and its Subsidiaries (on a consolidated basis) after giving effect to the Transactions.

(k) Letter of Direction. Administrative Agent and Arrangers shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent and Arrangers, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(l) Financial Statements. The Lenders shall have received (i) audited financial statements of the Borrower and Arizona Chemical Holdings Corporation for the three most recent fiscal years ended at least 90 days before the Closing Date and (ii) unaudited interim consolidated financial statements of the Borrower and Arizona Chemical Holdings Corporation for each quarterly period ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Closing Date.

(m) Pro Forma Balance Sheet. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of income for the four fiscal quarters most recently ended for which financial statements were delivered to the Lenders pursuant to the preceding paragraph, in each case adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of income, had occurred on the first day of such period.

(n) PATRIOT Act. At least three Business Days prior to the Closing Date, Lenders shall have received all documentation and other information that they reasonably determine is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) that has been requested to be delivered not less than ten Business Days prior to the Closing Date.

(o) Representations and Warranties. (i) The representations and warranties made by Arizona Chemical Holdings Corporation in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate its obligations under the Stock Purchase Agreement or not be obligated to consummate the acquisition thereunder as a result of a breach of such representations and warranties in the Stock Purchase Agreement shall be true and correct and (ii) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(p) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.

Administrative Agent shall notify Credit Parties and Lenders of the Closing Date, and such notice shall be conclusive and binding.

3.2 Conditions to Each Credit Extension after the Closing Date.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date (other than the Closing Date) are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) on any other Credit Date, subject to Section 1.2(e) and Section 2.21(a)(iii), the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Credit Date with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of such Credit Date, subject to Section 1.2(e) and Section 2.21(a)(ii), no event or condition shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lenders such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. The Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with and after giving effect to the consummation of the Transactions):

4.1 Organization; Requisite Power and Authority; Qualification. Each of Parent and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction and to the extent the failure to be in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing (to the extent such concept is known in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests of the Borrower and each of its Restricted Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party requiring, and there is no membership interest or other Equity Interest of the Borrower or any of its Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Restricted Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interest of the Borrower or any of its Restricted Subsidiaries. Schedule 4.2 correctly sets forth the ownership interests of the Borrower and each of its Restricted Subsidiaries in their respective Restricted Subsidiaries as of the Closing Date after giving effect to the Transactions.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Parent or any of its Restricted Subsidiaries, (ii) any of the Organizational

Documents of Parent or any of its Restricted Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Parent or any of its Restricted Subsidiaries; or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Parent or any of its Restricted Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any material registration with, material consent or material approval of, material notice to, or other material action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral required to be made, or otherwise delivered to Collateral Agent pursuant to this Agreement, for filing and/or recordation, as of the Closing Date or such later date as the Administrative Agent may agree.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and principles of good faith and fair dealing.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present in accordance with GAAP, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

4.8 [Reserved].

4.9 No Material Adverse Change. Since December 31, 2014, there have been no events or circumstances, either individually or in the aggregate, that have had or would reasonably be expected to have a Material Adverse Effect.

4.10 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws in any jurisdiction (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. Except as otherwise permitted under Section 5.3 and listed on Schedule 4.11, all material Tax returns of Parent and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable and all assessments, fees and other governmental charges upon Parent and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid except those which are being contested in good faith by appropriate proceedings diligently conducted that operate to suspend the collection of such contested Taxes, assessments, fees or charges and for which adequate amounts have been recorded as a liability or reserved against on the most recent Historical Financial Statements in accordance with GAAP. Except as listed on Schedule 4.11, there is no proposed material Tax assessment against Parent or any of its Restricted Subsidiaries.

4.12 Properties.

(a) Title. Except as set forth on Schedule 4.12 and subject in each case to Permitted Liens, each of Parent and its Restricted Subsidiaries has (i) good and marketable title to all real property owned by it in fee simple (or the equivalent in foreign jurisdictions) and (ii) valid leasehold interests in all real property leased by it, in each case to the extent such property is necessary in the ordinary conduct of its business, except for any failures to have such title or interest that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . Each of Parent and its Restricted Subsidiaries owns, or has the right to use, all Intellectual Property required for the conduct of its business as currently conducted except for any such failures to own or have the right to use which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of all Material Real Estate Assets owned by the Credit Parties.

4.13 Environmental Matters. (i) Neither Parent nor any of its Restricted Subsidiaries nor any of their respective Real Estate Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or foreign law except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) there are and, to each of Parent’s and its Restricted Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Parent nor any of its Restricted Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Parent or any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Real Estate Facility, and none of Parent’s or any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state or foreign law equivalent that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (vi) no event or condition has occurred or is occurring with respect to Parent or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14 No Defaults. Neither Parent nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where such default or the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Investment Company Act. No Credit Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

4.16 Margin Stock. (a) Neither Parent nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b) No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.17 [Reserved].

4.18 Employee Benefit Plans.

(a) Parent, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Pension Plan, and have performed all their obligations under each Pension Plan except for instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service (to the extent related to Pension Plans), any Pension Plan (other than contributions in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by Parent, any of its Restricted Subsidiaries or any of their ERISA Affiliates except for liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by

Parent, any of its Restricted Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to result in a Material Adverse Effect. Parent, each of its Restricted Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan in a manner that could reasonably be expected to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, all Non-U.S. Plans are operated in compliance with all applicable laws, each of Parent and any of its Restricted Subsidiaries which contributes to a Non-U.S. Plan has paid all required contributions to such Non-U.S. Plan as they fall due, and no action or omission has been or is expected to be taken by Parent or any of its Restricted Subsidiaries nor has any event occurred in relation to a Non-U.S. Plan which has or is reasonably likely to result in liability to Parent or any of its Restricted Subsidiaries to any Governmental Authority.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no liabilities associated with or arising from Parent or any of its Restricted Subsidiaries participating in, providing, or contributing to, either currently or in the past, or ceasing to provide or contribute to, or in respect of, any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (the benefits together referred to as “Pension Benefits”) or providing, or being obligated to provide or failing to provide any Pension Benefits, which are not fully funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or as an accrual or provision in the accounts of Parent or the relevant Restricted Subsidiary.

4.19 Solvency. Immediately after giving effect to the Transactions occurring substantially concurrently with the Closing Date, Parent and its Subsidiaries, on a consolidated basis, will be Solvent.

4.20 Compliance with Statutes, etc. Each of Parent and its Restricted Subsidiaries is in compliance with all applicable statutes, laws, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws or the operations of Parent or any of its Restricted Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.21 Disclosure. Neither any document, certificate or other written materials furnished to any Agent or Lender by or on behalf of Parent or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished on or prior to the Closing Date or, in the case of materials delivered after the Closing Date, at or prior to the delivery thereof) when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by or on behalf of any Credit Party) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any financial projections and pro forma financial information contained in such materials were prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were furnished, it being understood and agreed (a) that financial projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Parent’s control or the control of its Affiliates, (b) that no assurances can be given that any particular projections will be realized and (iii) that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

4.22 Anti-Corruption Laws and Sanctions. (a) Parent and Borrower have implemented and maintain in effect policies designed to support compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Parent, Borrower and their respective Subsidiaries and, to the knowledge of Parent and Borrower, their respective officers and directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(c) None of Parent, Borrower, any of their respective Subsidiaries or, to the knowledge of Parent or Borrower, any director, officer, employee, agent, or Affiliate of Parent, Borrower, any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”).

4.23 Collateral Matters.

(a) The Pledge and Security Agreement creates in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto and (i) when the Collateral subject thereto constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, except for rights secured by Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the

Credit Parties in the remaining Collateral subject thereto to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations.

(b) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.23(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in such offices in the United States, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date). Notwithstanding anything to the contrary in this Agreement and in the Collateral Documents, no actions shall be required in order to create or perfect any security interest in any Intellectual Property applied for, registered or otherwise arising under the law of any jurisdiction outside of the United States, and no foreign law security or pledge agreements or foreign intellectual property filings or searches shall be required.

4.24 Use of Proceeds. No part of the proceeds of the Loans will be used, directly or indirectly, (i) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) in violation of applicable Sanctions.

SECTION 5.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Parent will deliver to Administrative Agent, for distribution to the Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is forty-five (45) days after the end of each such Fiscal Quarter) after the end of each of the first three Fiscal Quarters of Parent, an unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Restricted Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(b) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the end of each such Fiscal Year), the consolidated balance sheet of Parent and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Restricted Subsidiaries, which consolidated statements shall be audited and certified (without “going concern” disclosure or like qualification or exception (or any qualification or exception as to the scope of such audit) except with respect to Indebtedness under this Agreement or the ABL Loan Agreement becoming due and payable by its terms within one year of such opinion) by a firm of independent certified public accountants of recognized standing selected by Parent and reasonably acceptable to the Administrative Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to the Administrative Agent;

(c) Compliance Certificate. Together with each delivery of financial statements of Parent and its Restricted Subsidiaries pursuant to Sections 5.1(a) and 5.1(b) or 5.1(m), a duly executed and completed Compliance Certificate for the quarter or year, as applicable, executed by an authorized financial officer of Parent which shall include, without limitation (A) a statement that such authorized financial officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Restricted Subsidiaries during the accounting period covered by such financial statements and that such authorized financial officer does not have knowledge of the existence, as at the date of the compliance certificate, of any condition or event that constitutes a Default or Event of Default or, if any such condition or event exists, specifying the nature thereof and what action Parent has taken, is taking and proposes to take with respect thereto;

(d) [Reserved].

(e) Notice of Default. Promptly upon any officer of Parent or Borrower obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or of any notice of any such condition or event that has been given to Parent or Borrower; (ii) that any Person has given any notice to Parent or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or is reasonably expected to cause, either in any case or in the aggregate, a Material Adverse Effect; a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Authorized Officer of Parent or Borrower obtaining actual knowledge of the institution or threatened institution of any action, suit, investigation or proceeding against or adversely affecting Parent or any of its Restricted Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews) or any material development in any such action, suit, investigation or proceeding, in each case that would, if adversely determined, be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect (but excluding any privileged information), written notice thereof;

(g) ERISA. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Parent, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto or similar Governmental Authority with respect to any Non-U.S. Plan;

(h) Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent and its Restricted Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for each Fiscal Quarter of such Fiscal Year;

(i) Information Regarding Collateral. Borrower will furnish to Collateral Agent at least 15 days prior written notice (or such shorter time as the Collateral Agent may agree) of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of incorporation or organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number, in each case, to the extent such information is reasonably necessary to enable the Collateral Agent to perfect or maintain the perfection of its security interest in the Collateral of the relevant Credit Party;

(j) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer in the form of Exhibit L.

(k) Other Information. Such other information and data regarding the business and financial affairs of Parent or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent on its own behalf or on behalf of any Lender; and

(l) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1 or otherwise provided to Administrative Agent by or on behalf of Parent or any other Credit Party, Parent shall indicate in writing whether such document or notice contains Nonpublic Information that is of the type that would constitute material non-public information for purposes of United States Federal and State securities laws. Parent and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other similar information platform selected by Administrative Agent (the “Platform”), any document or notice that Parent has indicated contains such Nonpublic

Information shall not be posted on that portion of the Platform designated for Public Lenders. If Parent has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains such Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive such Nonpublic Information with respect to Parent, its Subsidiaries and their respective Securities. Parent and Borrower agree that the Compliance Certificate delivered pursuant to Section 5.1(a), (b) and (c) can be posted to that portion of the Platform designated for Public Lenders unless Parent promptly notifies Administrative Agent otherwise.

(m) Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a) and 5.01(b) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 5.01); provided that with respect to each of the preceding clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 5.01(b) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion by a firm of independent certified public accountants of recognized standing selected by Parent and reasonably acceptable to the Administrative Agent, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and (y) shall not be subject to any qualification as to the scope of such audit or be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification. In connection with the delivery of financial statements of the Parent and its Subsidiaries pursuant to this clause (m), if there are any Unrestricted Subsidiaries, the Parent will also provide financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries;

5.2 Existence. Except as otherwise permitted under Section 6.7, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Parent and Borrower with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto unless such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, all material real or personal properties necessary in the ordinary course of business of Parent and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5 Insurance. Parent will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Parent’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business Parent, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be reasonable and customary for such Persons, provided that notwithstanding the foregoing, in no event will Parent or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Without limiting the generality of the foregoing, Parent will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each property and general liability policy of insurance with a coverage amount in excess of $10,000,000 shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a mortgagee and lenders loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as a mortgagee and lenders loss payee thereunder and the relevant Credit Party shall use commercially reasonable efforts to cause the insurer to provide for at least thirty (30) days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that certain Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder). Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its Authorized Officers and independent public accountants (provided that Borrower or the applicable Credit Party may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) only Administrative Agent on behalf of the Lenders may exercise the rights of Administrative Agent and the Lenders under this Section 5.6, and (y) except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) Administrative Agent shall not exercise such rights more often than one time during any calendar year with respect to any Credit Party and (ii) only one such time with respect to any Credit Party per calendar year shall be at the reasonable expense of Borrower; provided, further, that when an Event of Default has occurred and is continuing, Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the reasonable expense of Borrower in accordance with Section 10.2 at any time during normal business hours and upon reasonable advance notice.

5.7 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all ERISA, PATRIOT Act and Environmental Laws), except where the failure to comply therewith could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Environmental.

(a) Environmental Disclosure. Parent will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of material post-Closing Date environmental audits, investigations, analyses and reports, prepared by personnel of Parent or any of its Restricted Subsidiaries or, if prepared by independent consultants, Governmental Authorities or any other Persons in the possession of Parent or any of its Restricted Subsidiaries, reasonably accessible by Parent or the relevant Restricted Subsidiary, with respect to significant environmental matters at any Real Estate Facility or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (2) any remedial action taken by Parent or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Parent or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Mortgaged Property that is reasonably likely to cause such Mortgaged Property or any part thereof to be subject to any restrictions on ownership, occupancy, transferability or use under any Environmental Laws that would reasonably be expected to materially and adversely affect the value or use of such Mortgaged Property.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Subsidiaries. In the event that any Person becomes a Designated Subsidiary (including through a Subsidiary Redesignation) of any Credit Party after the Closing Date, such Credit Party shall within 60 calendar days (or 90 calendar days in the case of the establishment or amendment of any Mortgage) (or such longer period as Administrative Agent may agree in its reasonable discretion) (a) cause such Designated Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, (b) take all of the actions referred to in Section 3.1(e) necessary to grant and perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 100% of the Equity Interests of such Subsidiary held by a Credit Party, (c) cause such Designated Subsidiary to take all such necessary actions, and to execute and deliver, or cause to be executed and delivered, such documents, instruments, agreements, and certificates, as are specified in Sections 3.1(c), 3.1(e), 3.1(i), 3.1(j) and, as to each Material Real Estate Asset owned by such Designated Subsidiary, Section 5.10 and (d) cause such Designated Subsidiary to become an “Obligor” under the ABL Intercreditor Agreement by executing and delivering to Administrative Agent an Intercreditor Joinder Agreement in the form of Exhibit A thereto. In the event that any Person becomes a Non-U.S. Subsidiary directly owned by any Credit Party, or a U.S. Subsidiary that is directly owned by any Credit Party and that is a Disregarded Entity substantially all of whose assets consist (directly or indirectly through Disregarded Entities) of the capital stock or debt of CFCs, such Credit Party shall take, or shall cause such Subsidiary to take, as applicable, all of the actions referred to in Section 3.1(e) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, in 65.00% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary (or, in the case of any such Non-U.S. Subsidiary that is a Disregarded Entity and whose assets do not consist (directly or indirectly through other Disregarded Entities) of the capital stock or debt of CFCs, 100.00% of the Equity Interests of such Non-U.S. Subsidiary) to secure such Credit Party’s guarantee of the Obligations. With respect to each such Designated Subsidiary, Parent shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Designated Subsidiary, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Restricted Subsidiaries of Parent.

Notwithstanding anything to the contrary herein (including this Section 5.9 and Sections 5.10 and 5.11) or in any Collateral Document, with respect to the Collateral, (i) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets shall not be required if and for so long as Administrative Agent and Borrower mutually determine that the cost or burden of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, legal opinions or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) Collateral Agent may grant extensions of time in its reasonable discretion for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary; (iii) no actions shall be required in order to create or perfect any security interest in any assets located, applied for, registered or otherwise arising under the law of any jurisdiction outside of the United States, and no foreign law security or pledge agreements or foreign intellectual property filings or searches shall be required, (iv) the Credit Parties shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement with respect to any leasehold real property or otherwise, unless (A) a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement has been obtained with respect to the ABL Loan Documents and (B) such landlord, warehouseman or other third party is in possession of inventory with a value in excess of $10,000,000, (v) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit, securities and commodities accounts (except to the extent required pursuant to the ABL Loan Documents and the ABL Intercreditor Agreement), provided that the foregoing shall not apply to delivery of pledged Equity Interests and pledged promissory notes (other than pledged Equity Interests in Immaterial Subsidiaries and any pledged promissory note with a principal amount of less than $2,000,000 individually or $6,000,000 in the aggregate), and (vi) no actions shall be required to perfect the grant of the security interest in vehicles and any other assets subject to certificates of title, commercial tort claims and letter of credit rights, in each case except to the extent perfection of a security interest therein may be accomplished by the filing of financing statements under the UCC.

5.10 Additional Material Real Estate Assets.

(a) In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in each Material Real Estate Asset listed in Schedule 5.10, within 90 days following the Closing Date or such longer period of time following the Closing Date as may be acceptable to Collateral Agent, Collateral Agent shall have received from Borrower and each applicable Guarantor, unless waived by Collateral Agent in its reasonable discretion, the documents set forth below:

(i) a fully executed and notarized Mortgage, in proper form for recording in the appropriate place in the applicable jurisdiction, encumbering such Material Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent (it being understood and agreed that, if the mortgagor or trustor or comparable party under any such Mortgage is organized in a state other than the state in which such Material Real Estate Asset is located, counsel shall be entitled to either assume the due authorization of execution and delivery of such Mortgage or rely on an opinion of counsel delivered pursuant to Section 3.1 of this Agreement with respect to the same);

(iii) (A) a lender’s Title Policy with respect to such Material Real Estate Asset, in an amount not less than the fair market value, as reasonably determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation, of such Real Estate Asset, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, in form and substance reasonably satisfactory to Collateral Agent and insuring that Collateral Agent has a First Priority mortgage lien on such Material Real Estate Asset together with such endorsements as Collateral Agent shall reasonably require, and (B) evidence reasonably satisfactory to Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate Governmental Authorities all reasonable expenses and premiums of the title company and all other sums required in connection with the issuance of such Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgage for such Material Real Estate Asset in the appropriate real estate records;

(iv) (A) a completed Flood Certificate with respect such Material Real Estate Asset, which Flood Certificate shall be addressed to Collateral Agent and otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Material Real Estate Asset is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of a Mortgage on such Material Real Estate Asset and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (D) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that does not participate in the Flood Program, evidence that Borrower has obtained private flood insurance that is in compliance with all applicable regulations or, in the absence of regulations, is otherwise in form and substance reasonably satisfactory to Collateral Agent; and

(v) existing ALTA surveys (or survey updates) and applicable “survey affidavits of no-change” in a form acceptable to the issuing title company or, if there is no existing ALTA survey, then an ALTA survey reasonably satisfactory to Collateral Agent for all Mortgaged Properties, certified to Collateral Agent, together with customary owner’s affidavits with respect to all Mortgaged Properties in form and substance reasonably satisfactory to the issuing title company.

(b) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of the Secured Parties, then such Credit Party shall within 90 days following the date of such acquisition (or such longer period of time as may be acceptable to Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, those documents set forth or contemplated by Section 5.10(a), as applicable, including:

(i) fully executed and notarized Mortgage, in proper form for recording in the appropriate place in the applicable jurisdiction, encumbering such Material Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent (it being understood and agreed that, if the mortgagor or trustor or comparable party under any such Mortgage is organized in a state other than the state in which such Material Real Estate Asset is located, counsel shall be entitled to assume the due authorization of execution and delivery of such Mortgage);

(iii) (A) a lender’s Title Policy with respect to such Material Real Estate Asset, in an amount not less than the fair market value, as reasonably determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation, of such Material Real Estate Asset, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, in form and substance reasonably satisfactory to Collateral Agent and insuring that Collateral Agent has a First Priority mortgage lien on such Material Real Estate Asset together with such endorsements as Collateral Agent shall reasonably require, and (B) evidence reasonably satisfactory to Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate Governmental Authorities all reasonable expenses and premiums of the title company and all other sums required in connection with the issuance of such Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgage for such Material Real Estate Asset in the appropriate real estate records;

(iv) (A) a completed Flood Certificate with respect such Material Real Estate Asset, which Flood Certificate shall be addressed to Collateral Agent and otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Material Real Estate Asset is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of a Mortgage on such Material Real Estate Asset and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (D) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that does not participate in the Flood Program, evidence that Borrower has obtained private flood insurance that is in compliance with all applicable regulations or, in the absence of regulations, is otherwise in form and substance reasonably satisfactory to Collateral Agent; and

(v) an existing ALTA survey (or survey update) and applicable “survey affidavits of no-change” in a form acceptable to the issuing title company or, if there is no existing ALTA survey, then an ALTA survey reasonably satisfactory to Collateral Agent for such Material Real Estate Asset, certified to Collateral Agent, together with customary owner’s affidavits with respect to such Material Real Estate Asset in form and substance reasonably satisfactory to the issuing title company.

In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien; provided, that unless an Event of Default exists, Collateral Agent shall not request such appraisals in respect of any Material Real Estate Asset more than once per calendar year and provided, further, that the Collateral Agent shall request no such appraisals unless required by law or regulation.

(c) Notwithstanding the foregoing, the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets shall not be required if and for so long as Collateral Agent determines that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, legal opinions or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Administrative Agent and Lenders further agree to use commercially reasonable efforts to assist the Credit Parties in minimizing any recording Taxes that may be payable with respect to any Mortgage. The Collateral Agent may grant extensions of time for the creation and perfection of Mortgage Liens in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular Material Real Estate Assets where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

5.11 Further Assurances. At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall (and Parent shall procure that each of its Restricted Subsidiaries shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as Collateral Agent may reasonably specify (and in such form as Collateral Agent may reasonably require in favor of Collateral Agent or its nominee(s)), to the extent reasonably required by Administrative Agent or Collateral Agent, for the exercise of any rights, powers and remedies of Collateral Agent or (i) to create or perfect the security created or intended to be created under or evidenced by the Collateral Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any part of the assets which are, or are intended to be, the subject of security pursuant to the Collateral Documents); (ii) to facilitate the realization of the assets which are, or are intended to be, the subject of the Collateral Documents; or (iii) otherwise to ensure that the Obligations are guaranteed by the applicable Guarantors and are secured by substantially all the assets of the Credit Parties and all the outstanding Equity Interests of the Subsidiaries of Parent held directly by any Credit Party (subject to limitations contained in the Credit Documents). Each Credit

Party shall (and Parent shall procure that each of its Restricted Subsidiaries shall) take all such action as is reasonably available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on Collateral Agent or the Credit Parties by or pursuant to the Credit Documents (subject to limitations contained in the Credit Documents).

5.12 Unrestricted Subsidiary Designation. The Borrower may at any time on or after the Closing Date designate a Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Event of Default shall have occurred and be continuing or result therefrom, (ii) immediately after giving effect to such designation, the Total Net Leverage Ratio shall not exceed 4.70:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor), (iii) if an Unrestricted Subsidiary is being designated as a Subsidiary hereunder (“Subsidiary Redesignation”) such Subsidiary Redesignation shall constitute the incurrence by such Subsidiary of all Indebtedness and Liens of such Unrestricted Subsidiary at such time and (iv) if an Unrestricted Subsidiary is being designated as a Subsidiary hereunder, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the proceeding clauses (i) through (iii). In the event of a designation of a Subsidiary as an Unrestricted Subsidiary hereunder, (a) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Parent or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.6, and any prior or concurrent Investments in such Subsidiary by Parent or any of its Subsidiaries shall be deemed to have been made under Section 6.6 and (b) without duplication of clause (a) any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.6. Notwithstanding the foregoing, the Borrower shall not be permitted to be an Unrestricted Subsidiary.

5.13 Maintenance of Ratings. Borrower shall at all times use commercially reasonable efforts to maintain (i) a public corporate family rating for Parent from Moody’s, (ii) a public corporate credit rating for Parent from S&P and (iii) a public credit rating for the Initial Term Loans from each of Moody’s and S&P (but, in each case, not any minimum rating).

5.14 Use of Proceeds. The Borrowers will use the proceeds of all Loans in a manner contemplated by Section 2.3.

5.15 Certain Post-Closing Obligations. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date as is agreed to in writing by Administrative Agent in its sole discretion.

SECTION 6.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the following:

(a) (i) Indebtedness created under (i) the Credit Documents, (ii) Indebtedness created under the ABL Loan Documents in an aggregate principal amount not to exceed $350,000,000 and (iii) the Senior Unsecured Notes in an aggregate principal amount of $425,000,000;

(b) (i) Indebtedness of Borrower or any Guarantor Subsidiary owed to any other Subsidiary of Parent, (ii) Indebtedness of any Credit Party owed to any other Credit Party (subject, in the case of Parent, to Section 6.11) and (iii) Indebtedness of any Subsidiary that is not a Credit Party owed to any other Subsidiary that is not a Credit Party and (iv) to the extent such Indebtedness constitutes a permitted Investment pursuant to Section 6.6(j) or 6.6(m); provided, that in the case of (i) and (ii), (1) with respect to any Indebtedness owed to a Credit Party, shall be evidenced by one or more Intercompany Notes and subject to a First Priority Lien pursuant to the Pledge and Security Agreement or another Collateral Document, securing the Obligations and (2) all such Indebtedness, if owed by a Credit Party, shall be unsecured and subordinated in right of payment (on customary terms for intercompany subordinated Indebtedness which, for the avoidance of doubt, may be included in the Intercompany Note) to the payment in full of the Obligations pursuant to the terms of the applicable Intercompany Note;

(c) Indebtedness incurred by Parent or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Parent or any of its Restricted Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Restricted Subsidiary of Parent or any of its Restricted Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal, banker’s acceptance facilities and completion guaranties or similar obligations incurred in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(e) Indebtedness in respect of netting services, overdraft protections, cash management services, automatic clearinghouse arrangements, employee credit card programs and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners of Parent and its Restricted Subsidiaries;

(g) guaranties (i) by any Credit Party of Indebtedness of any other Credit Party and (ii) by any Subsidiary that is not a Credit Party of Indebtedness of any other Subsidiary that is not a Credit Party, with respect, in each case, Indebtedness otherwise permitted to be incurred by such Credit Party pursuant to this Section 6.1; provided, in the case of clauses (i) and (ii), that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guarantee shall also be unsecured and/or subordinated to the Obligations;

(h) Indebtedness described in Schedule 6.1, but not any extensions, renewals, refundings or replacements of such Indebtedness except (i) extensions, renewals, refundings or replacements expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) extensions, renewals, refundings or replacements of any such Indebtedness permitted by clause (m) of this Section 6.1;

(i) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount, taken together with the aggregate amount of all Attributable Debt in respect of sale and leasebacks entered into in reliance on Section 6.8, not to exceed at any time the greater of $100,000,000.00 and 3.25 % of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b); provided, that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness (and such asset is so acquired within 270 days of such Indebtedness being incurred), and (ii) shall constitute not more than 100.00% of the aggregate consideration paid with respect to such asset; provided, further, that individual financings of the purchase of equipment provided by a single lender may be cross-collateralized to other financings of the purchase of assets provided solely by such lender.

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Parent or any of its Restricted Subsidiaries, in each case after the Closing Date, in an aggregate amount not to exceed the greater of $100,000,000.00 and 3.25% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b); provided that (w) such Indebtedness exists at the time such acquisition is consummated and is not created or incurred in connection therewith or in contemplation thereof, (x) no Event of Default exists or would reasonably be expected to result therefrom, (y) no Credit Party (other than such Person so acquired in such acquisition that becomes a Credit Party or Restricted Subsidiary thereof) shall have any liability or other obligation with respect to such Indebtedness and (z) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such acquisition and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above and permitted by clause (m) of this Section 6.1;

(k) Interest Rate Agreements, Currency Agreements and Commodity Agreements entered into for the purpose of hedging interest rate exposure, foreign currency risk or commodity pricing risk associated with Parent’s and its Restricted Subsidiaries’ operations and not for speculative purposes;

(l) Incremental Equivalent Debt; provided that (i) Incremental Equivalent Debt may be the obligation of and guaranteed solely by the Credit Parties (and no other Persons) and may be secured solely by the Collateral (and no other collateral) and, to the extent secured on a pari passu basis or a junior basis to the Obligations with respect to the Collateral, shall be subject to an Applicable Intercreditor Agreement, (ii) any Incremental Equivalent Debt that is secured on a pari passu basis with the Loans may participate in any mandatory asset sale prepayments on a pro rata basis (or on a basis less than pro rata) with the Loans, but may not participate on a basis that is more favorable than pro rata (it being understood that Incremental Equivalent Debt may contain customary change of control offer provisions), and (iii) all terms (other than with respect to margin, pricing, maturity or fees) applicable to any Incremental Equivalent Debt (other than any terms which are applicable only after the Latest Maturity Date or that are also added to this Agreement for the benefit of the existing Lenders) shall be no more favorable to the holders of such Incremental Equivalent Debt (taken as a whole) than to the existing Lenders, unless otherwise reasonably acceptable to Administrative Agent (and Administrative Agent is hereby authorized to enter into any Amendment to this Agreement to give effect to any such more favorable terms for the benefit of the existing Lenders without the consent of any other party hereto other than Borrower);

(m) Indebtedness refinancing, refunding, replacing or extending any Indebtedness permitted under clauses (a), (h), (j) and (l) of this Section 6.1 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided no Event of Default exists and is continuing and:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement and (B) by an amount equal to any existing commitments unutilized thereunder,

(ii) such Indebtedness has a final maturity on or later than the final maturity of the Indebtedness being refinanced, refunded or replaced and a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, refunded or replaced,

(iii) the terms of such Refinancing Indebtedness are not, taken as a whole (as reasonably determined by Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date) or shall be on then current market terms for such type of Indebtedness,

(iv) (A) (1) with respect to Indebtedness incurred pursuant to Section 6.1(a)(i) and (ii) or Section 6.1(l), or any Refinancing Indebtedness in respect thereof, such Indebtedness is not secured by any assets other than the Collateral (and with respect to Section 6.1(a)(ii) or any Refinancing Indebtedness in respect thereof, assets of Non-U.S. Subsidiaries securing Indebtedness of Non-U.S. Subsidiaries under the ABL Documents, including any Refinancing Indebtedness in respect thereof), (2) with respect to Indebtedness incurred pursuant to Section 6.1 (h), such Indebtedness is secured only by the Liens set forth on Schedule 6.2 hereof (and replacements, accessions or additions thereto and improvements thereon) and (3) with respect to Indebtedness incurred pursuant to Section 6.1 (j), such Indebtedness is secured only by Liens permitted under Section 6.2(n) and (4) with respect to Indebtedness incurred pursuant to Section 6.1 (a)(iii), such Indebtedness is unsecured, (B) such Indebtedness is incurred and guaranteed only by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced other than the addition of Non-U.S. Subsidiaries under the ABL Documents or any Refinancing Indebtedness in respect thereof, (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Obligations, including solely with regard to the Fixed Asset Collateral as defined in the ABL Intercreditor Agreement), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness shall be so subordinated to the Liens on the Collateral securing the Obligations) on terms not materially less favorable (as reasonably determined by Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (D) if such Indebtedness in the form of Loans is secured on a pari passu basis with the Obligations with respect to the Collateral, the Lenders shall be afforded the same protections provided under Section 2.21(a)(v), (E) any such Indebtedness secured on a pari passu basis or a junior basis to the Obligations with respect to the Collateral, shall be subject to an Applicable Intercreditor Agreement (and if secured on a junior basis to the Obligations shall be secured on a pari passu or junior basis to the obligations under the ABL Loan Agreement), (F) such Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement and (G) any Refinancing Indebtedness that is pari passu in right of payment and security with the remaining Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Loans, in each case as agreed by Borrower and the creditors providing such Refinancing Indebtedness, but may not participate on a basis that is more favorable than pro rata;

(n) senior, senior subordinated or subordinated Indebtedness (the Indebtedness incurred pursuant to this clause (n), the “Ratio Debt”) so long as (x) if such Indebtedness is secured on a pari passu basis to the Loans or junior basis to the Loans and the obligations under the ABL Loan Agreement, the Senior Secured Net Leverage Ratio would not exceed 3.10:1.00, or (y) if such Indebtedness is not secured, the Total Net Leverage Ratio would not exceed 4.70:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor), prior to the date of the incurrence thereof; provided that no Event of Default exists and is continuing and the aggregate principal amount at any time outstanding of any such Indebtedness of Subsidiaries that are non-Credit Parties under this clause (n) and under clause (p) below shall not exceed the greater of $100,000,000.00 and 3.25% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable; provided further that in the case of any Ratio Debt of the Credit Parties, (A) if such Ratio Debt is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party, (B)

the final maturity date with respect to such Ratio Debt shall be no earlier than (x) in the case of Indebtedness secured on a pari passu basis with the Loans, the Latest Maturity Date at the time of incurrence thereof and (y) in the case of Junior Indebtedness, the date that is 91 days after the Initial Term Loan Maturity Date, (C) such Ratio Debt will have a weighted average life to maturity equal to or greater than the weighted average life to maturity of the then-existing Term Facility with the longest weighted average life to maturity, (D) such Ratio Debt may rank pari passu or junior in right of payment and/or pari passu or junior with respect to security with the Obligations or may be unsecured (and to the extent secured on a pari passu basis or a junior basis to the Obligations with respect to the Collateral, shall be subject to an Applicable Intercreditor Agreement (and if secured on a junior basis to the Obligations shall be secured on a pari passu or junior basis to the obligations under the ABL Loan Agreement), and to the extent subordinated in right of payment, shall be subject to intercreditor arrangements reasonably satisfactory to Administrative Agent) and (E) if secured on a pari passu basis with respect to security with the Obligations in the form of Loans and, the Lenders shall be provided the same protections set forth in Section 2.21(a)(v) of this Agreement;

(o) Indebtedness and any guarantees thereof (whether existing on the date hereof or incurred hereafter) with respect to the HSBC Asian Production Facility in an aggregate amount not to exceed $125,000,000.00;

(p) Indebtedness of Non-U.S. Subsidiaries in an aggregate amount together with the amounts set forth in the first proviso of Section 6.1(n), not to exceed at any time the greater of $100,000,000.00 and 3.25% of the Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable;

(q) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(r) Indebtedness arising from agreements of Parent, the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(s) other Indebtedness of Parent and its Subsidiaries in an aggregate amount not to exceed at any time the greater of $100,000,000.00 and 3.25% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable, of which no more than the greater of $50,000,000.00 and 1.75% of Consolidated Total Assets shall at any time be Indebtedness of Subsidiaries that are not Credit Parties; and

(t) to the extent constituting Indebtedness, Restricted Junior Payments made in accordance with Section 6.4, Investments made in accordance with Section 6.6 and Asset Sales made in accordance with Section 6.7.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Restricted Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted that operate to suspend the collection of such contested Taxes and for which adequate amounts have been recorded as a liability or reserved against on the most recent Historical Financial Statements in accordance with GAAP, and Liens for Taxes not yet due and payable and otherwise in compliance with the requirements of Section 5.3;

(c) Liens of landlords (whether arising by Law or pursuant to contract), banks (including rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA or a violation of Section 436 of the Internal Revenue Code or similar law with respect to any Non-U.S. Plan), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (other than Capital Leases), government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encumbrances, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted (or not prohibited) hereunder and (ii) Lien affecting the interest of the landlord under any lease of Parent or any of its Restricted Subsidiaries as lessee;

(g) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements or similarly public filings relating solely to operating leases, consignments or accounts entered into by Borrower or any of the Restricted Subsidiaries entered into in the ordinary course of business or consistent with industry practice;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses (including sublicenses and covenants not to sue) of patents, copyrights, trademarks and other Intellectual Property rights granted by Parent or any of its Restricted Subsidiaries either (i) existing as of the date hereof or (ii) hereafter entered into in the ordinary course of business;

(l) Liens described in Schedule 6.2 or on a title report delivered on or prior to the Closing Date;

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.1(k); provided that such Liens are subject to the ABL Intercreditor Agreement;

(o) (i) Liens on assets of non-U.S. Subsidiaries securing Indebtedness of any Non-U.S. Subsidiary incurred in reliance on Section 6.1(p) and (ii) Liens on assets of non-Credit Parties (and the equity interests thereof) securing Indebtedness of such non-Credit Party incurred pursuant to Section 6.1(n)(x) or Section 6.1(p);

(p) Liens on Collateral securing Indebtedness incurred pursuant to Sections 6.1(l) and (m), to the extent permitted by Section 6.1(m)(iv)(A), and subject in all cases to the Applicable Intercreditor Agreement;

(q) Liens on Collateral securing Ratio Debt incurred by a Credit Party pursuant to Section 6.1(n)(x); provided that any such Indebtedness secured by Collateral on a pari passu basis or a junior basis to the Obligations shall be subject to an Applicable Intercreditor Agreement (and if secured on a junior basis to the Obligations shall be secured on a junior or pari passu basis to the obligations under the ABL Loan Agreement), and if any such Indebtedness is subordinated in right of payment to the Obligations it shall be subject to intercreditor arrangements reasonably satisfactory to Administrative Agent;

(r) other Liens on assets securing Indebtedness in an aggregate amount not to exceed the greater of $50,000,000.00 and 1.75% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (which at the Borrower’s election shall be subject to an intercreditor arrangement reasonably satisfactory to Administrative Agent);

(s) to the extent constituting Liens, Restricted Junior Payments made in accordance with Section 6.4, Investments made in accordance with Section 6.6 and Asset Sales made in accordance with Section 6.7;

(t) Liens on the Collateral and the as defined in the ABL Intercreditor Agreement pursuant to the ABL Loan Documents, subject to the ABL Intercreditor Agreement, and Liens on the assets of Non-U.S. Subsidiaries to the extent securing Indebtedness of Non-U.S. Subsidiaries under the ABL Documents or any Refinancing Indebtedness in respect thereof,

(u) [Reserved];

(v) right of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration deposit accounts, securities accounts, cash management agreements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(w) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness; and

(x) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.1.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, Capital Leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, Capital Leases, licenses or similar agreements, as the case may be), no Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) (i) Parent and its Restricted Subsidiaries may make regularly scheduled payments of principal, interest and fees due in respect of Junior Indebtedness, in the case of subordinated debt, accordance with the terms of, and subject to any subordination provisions contained in the indenture or other agreement pursuant to which such Indebtedness was subordinated and (ii) in the case of any such Indebtedness owed to any Credit Party, Restricted Subsidiaries of Parent may make Restricted Junior Payments to Parent to allow it to make the payments referred to in clause (i) hereof to such Credit Party, so long as Parent applies the amount of any such Restricted Junior Payment for such purposes promptly upon receipt thereof;

(b) Restricted Subsidiaries of Parent may make Restricted Junior Payments to Parent (directly or through other Restricted Subsidiaries of Parent) (i) to the extent necessary to permit Parent to pay legal, accounting and reporting expenses, (ii) to the extent necessary to permit Parent to pay general administrative costs and expenses, general corporate operating and overhead costs and to pay reasonable directors fees and expenses, (iii) to the extent necessary to permit Parent to pay franchise fees or similar taxes and fees required to maintain its organizational existence, (iv) to the extent necessary to pay fees and expenses related to debt or equity offerings of Parent and (v) to the extent necessary to permit Parent or any relevant Parent Company to discharge the consolidated U.S. federal, state or local income tax liabilities of Parent, its Restricted Subsidiaries and any such Parent Company in respect thereof but with respect to any taxable period not in excess of the U.S. federal, state, or local income tax liabilities that would have been payable by Borrower and its Subsidiaries if Borrower and such Subsidiaries had been a stand-alone corporate tax group for all taxable periods ending after the Closing Date, in each case described in clauses (i) through (v), solely to the extent arising in connection with or as a consequence of the business, operations or existence of the Restricted Subsidiaries of Parent, and so long as Parent applies the amount of any such Restricted Junior Payment for such purposes promptly upon receipt thereof;

(c) Parent and its Restricted Subsidiaries may make Restricted Junior Payments consisting of the cashless exercise of options and warrants in respect of Equity Interests of Parent or any of its Restricted Subsidiaries;

(d) Parent and its Restricted Subsidiaries may declare and pay dividends or make other distributions or consummate irrevocable redemption to purchase or redeem, or may purchase or redeem, the Equity Interests of Parent or any of its Restricted Subsidiaries (including related profit interests) held by or for the benefit of then present or former officers or employees of Parent or any of its Restricted Subsidiaries upon such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or agreement relating to such shares of stock or related rights; provided, that the aggregate amount of such cash purchases or redemptions shall not exceed $10,000,000.00 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to succeeding two Fiscal Years);

(e) any Restricted Subsidiary of Parent may declare and pay dividends or make other distributions ratably to its equityholders and may declare and pay dividends or make other distributions to each Credit Party that holds its Equity Interests;

(f) Parent and its Restricted Subsidiaries may make additional Restricted Junior Payments so long as at the time thereof and after giving effect thereto (A) no Event of Default shall have occurred and be continuing, (B) the Total Net Leverage Ratio shall not exceed 4.45:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor), and (C) at the time of the making thereof, the aggregate amount of each Restricted Junior Payment made in reliance on this clause (f) shall not exceed the Available Basket Amount at such time;

(g) Parent may make additional Restricted Junior Payments so long as at the time of the declaration thereof, (A) no Default or Event of Default exists or would result therefrom and (B) the Total Net Leverage Ratio would not exceed 3.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor);

(h) any further payments directly or indirectly to AZC Holding Company LLC on account of earn-outs, “true-up” or purchase price adjustments pursuant to the terms of the Stock Purchase Agreement; and

(i) Parent may apply the proceeds of substantially contemporaneous payments received by Parent from its Restricted Subsidiaries to repay, in whole or in part, intercompany Indebtedness owed to any Credit Party and (ii) Restricted Subsidiaries of Parent may make Restricted Junior Payments to Parent to allow it to make the payments referred to in clause (j) hereof, so long as Parent applies the amount of any such Restricted Junior Payment for such purposes promptly upon receipt thereof.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of a Credit Party to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by a Credit Party or any other Restricted Subsidiary of a Credit Party, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to a Credit Party or any other Restricted Subsidiary of a Credit Party, (c) make loans or advances to a Credit Party or any other Restricted Subsidiary of a Credit Party, or (d) transfer, lease or license any of its property or assets to a Credit Party or any other Restricted Subsidiary of a Credit Party, other than restrictions (i) imposed by law or by any Loan

Documents, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired, (iii) contained in the documentation governing any Indebtedness incurred pursuant to 6.1(a) or other indebtedness permitted to be incurred under this Agreement to the extent such restriction does not materially adversely affect the ability of Parent and its Restricted Subsidiaries to comply with their obligations under this Agreement, (iv) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (v) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (vi) described on Schedule 6.5, (vii) that are or were created in connection with the ABL Loan Documents or the Senior Unsecured Note Documents or (viii) with respect to the HSBC Asian Production Facility as in effect on the date hereof.

6.6 Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person (including any Joint Venture), or make an Acquisition, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments consisting of purchase and acquisitions of inventory, supplies, material, services or similar assets, or the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(c) (i) equity Investments owned as of the Closing Date in any Restricted Subsidiary and (ii) equity Investments made after the Closing Date by (A) the Borrower in its wholly owned Restricted Subsidiaries, (B) Parent in Borrower, (C) Borrower or any Guarantor Subsidiary in Borrower or any Guarantor Subsidiary, and (D) any Restricted Subsidiary that is not a Credit Party in any Restricted Subsidiary that is not a Credit Party;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent and its Restricted Subsidiaries;

(e) intercompany loans to the extent permitted under Section 6.1(b); provided that (A) all such intercompany loans shall be evidenced by Intercompany Notes and otherwise comply with the requirements set forth in the proviso to Section 6.1(b) and (B) no intercompany loan shall be made in reliance on this clause (e) if it would result in the Non-Guarantor Specified Investments Amount exceeding the Non-Guarantor Cap at such time;

(f) Consolidated Capital Expenditures (but without giving effect to clauses (a), (b) and (c) of the definition of such term);

(g) (i) loans and advances to employees of Parent and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000.00; and (ii) Investments made in the ordinary course of business consisting of notes from employees and directors of Parent and its Restricted Subsidiaries used as consideration for the contemporaneous purchase of the Equity Interests of Parent in an aggregate amount not to exceed at any time $15,000,000.00;

(h) Permitted Acquisitions, provided that no Permitted Acquisition shall be made in reliance on this clause (h) if after giving effect to such Permitted Acquisition the Acquisition Consideration paid by the Credit Parties in respect of such Permitted Acquisition (including by means of contributions or advances made to Restricted Subsidiaries that are not Credit Parties to enable such Restricted Subsidiaries to make Permitted Acquisitions) in respect of (i) the acquisition, directly or indirectly, of any Person (including by merger, amalgamation or otherwise) or of any Equity Interests in any Person or any other Investment in any Person that, in either case, does not become a Guarantor or (ii) the Acquisition of assets by any Person other than Borrower or a Guarantor, would result in the Non-Guarantor Specified Investments Amount exceeding the Non-Guarantor Cap at such time;

(i) Investments described in Schedule 6.6;

(j) Interest Rate Agreements, Currency Agreements and Commodity Agreements which constitute Investments and are entered into for the purpose of hedging interest rate exposure, foreign currency risk or commodity pricing risk associated with Parent’s and its Restricted Subsidiaries’ operations and not for speculative purposes;

(k) other Investments of the type described in clauses (i), (ii) and (iii) of the definition of “Investment” (which may include Investments in Joint Ventures) or Acquisitions; provided that, so long as at the time each such Investment or Acquisition is purchased, made or otherwise acquired and after giving effect thereto, (A) no Event of Default shall have occurred and be continuing, (B) the aggregate amount of each Investment, or the aggregate amount of Acquisition Consideration for each Acquisition, made in reliance on this clause (k) shall not exceed the Available Basket Amount at such time, and (C) the Total Net Leverage Ratio shall not exceed 4.45:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015, as set forth in the Historical Financial Statements therefor);

(l) acquisitions of Equity Interests in Joint Ventures or non-wholly-owned Subsidiaries as a result of the exercise of “put” or similar rights by the Joint Venture partners or the minority equityholders pursuant to buy/sell arrangements between the parties thereto set forth in Joint Venture or other similar agreements, provided that no Investment shall be made in reliance on this clause (l) if it would result in the Non-Guarantor Specified Investments Amount exceeding the Non Guarantor Cap at such time;

(m) Investment in securities or other assets not constituting Cash Equivalents received in connection with an Asset Sale in accordance with Section 6.7(c);

(n) other Investments of the type described in clauses (i), (ii) and (iii) of the definition of “Investment”, including Investments in, or acquisitions of interests in, Joint Ventures; provided that no Investment shall be made in reliance on this clause (n) if it would result in the Non-Guarantor Specified Investments Amount exceeding the Non-Guarantor Cap at such time;

(o) other Investments or Acquisitions so long as at the time of the declaration thereof, (A) no Default or Event of Default exists or would result therefrom and (B) the Total Net Leverage Ratio would not exceed 3.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or, prior to the first delivery of financial statements thereunder, for the four-Fiscal Quarter period ended September 30, 2015 as set forth in the Historical Financial Statements therefor);

(p) Investments in the HSBC Asian Production Facility in an amount not to exceed $25,000,000.00;

(q) Investments in Unrestricted Subsidiaries taken together with all other Investments made in reliance on this clause (q) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale does not consist of cash or marketable securities, not to exceed the greater of $75,000,000.00 or 2.50% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b);

(r) Investments in a Similar Business taken together with all other Investments made pursuant to this clause (r) that are at that time outstanding, not to exceed the greater of (a) $150,000,000.00 and (b) 5.00% of Total Assets;

(s) other Investments or Acquisitions to the extent that payment for such Investments or Acquisitions is made solely with Qualified Equity Interests of Parent or cash contributions from the issuance of Qualified Equity Interests in Parent not resulting in a Change of Control; provided that such Equity Interest amounts used pursuant to this clause (s) do not increase the Available Basket Amount; and

(t) Investments with respect to Supplier Financing Transactions permitted pursuant to Section 6.7(q).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) (i) any Restricted Subsidiary of Parent (other than Borrower) may be merged with or into Borrower or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary Guarantor; provided, Borrower, or such Guarantor, as applicable, shall be the continuing or surviving Person, or the transferee of the relevant business, property or assets, as the case may be and (ii) any Non-U.S. Subsidiary of Parent may be merged with or into any wholly owned Non-U.S. Subsidiary of Parent, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any wholly owned Non-U.S. Subsidiary of Parent; provided, a wholly owned Non-U.S. Subsidiary of Parent shall be the continuing, surviving or succeeding Person, or the transferee of the relevant business, property or assets, as the case may be;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales; provided that (i) the consideration received for such assets (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sales) under this clause (c) shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent (or similar governing body)), (ii) no less than 75% thereof shall be paid in Cash or Cash Equivalents, (iii) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a), and (iv) no Event of Default shall have occurred and be continuing at the time of such Asset Sale; provided, further, that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of less than $25,000,000; provided, further, that for purposes of (ii), each of the following shall be deemed to be Cash: (A) the amount of any liabilities (as shown on Holding’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (B) any notes or other obligations or other securities or assets received by Parent or such Restricted Subsidiary from the transferee that are converted by Parent or such Restricted Subsidiary into cash within 180 days after receipt thereof (to the extent of the Cash received) and (C) any Designated Non-Cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C), not to exceed the greater of $75,000,000.00 or 2.50% of Consolidated Total Assets, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable in the aggregate for all such designations during the term this Agreement (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(d) disposals of used, obsolete, damaged, worn out or surplus equipment or property, including any property that is no longer useful in the conduct of the business or otherwise economically impracticable to maintain, whether now owned or hereafter acquired, in the ordinary course of business (other than Intellectual Property);

(e) disposals of all or substantially all of the assets of any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, provided that if the transferor is a Guarantor, the transferee must also be a Guarantor.

(f) to the extent constituting an Asset Sale and/or a “Fundamental Change”, Indebtedness incurred in accordance with Section 6.1, Liens granted in accordance with Section 6.2, Restricted Junior Payments made in accordance with Section 6.4 and Investments made in accordance with Section 6.6;

(g) leases or licenses (including sublicenses and covenants not to sue) of Intellectual Property, in the ordinary course of business;

(h) the settlement or write-off of accounts receivable or sale of overdue accounts receivable (including any discount or forgiveness thereof) for collection in the ordinary course of business;

(i) the disposition of Cash or Cash Equivalents in the ordinary course of business;

(j) the termination of a lease due to the default of the landlord thereunder or pursuant to any right of termination of the tenant under the lease;

(k) to the extent the Borrower or any of its Restricted Subsidiaries determines in its reasonable business judgment is desirable in the conduct of its business, dispositions of Intellectual Property, including discontinuing the use or maintenance of, failing to pursue, or otherwise abandoning, allowing to lapse, terminating or putting into the public domain, any Intellectual Property;

(l) dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(m) dispositions of Investments in joint ventures or any Restricted Subsidiaries that are not wholly owned to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) the disposition of one or more plants located in the United Kingdom with a fair market value of approximately $10,000,000;

(p) any disposition made in accordance with Section 6.16 of the Stock Purchase Agreement; and

(q) a sale or other disposition of Accounts in connection with a Supplier Financing Transaction so long as at the time of such sale or other disposition, no Default or Event of Default exists or would result therefrom after giving pro forma effect to such sale or disposition.

Notwithstanding the foregoing, the following transactions shall be permitted: (i) the liquidation or dissolution of any Restricted Subsidiary (other than Borrower) if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, is not materially disadvantageous to the Lenders and Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary and (ii) any merger, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Asset Sale otherwise permitted under this Section 6.7 or (B) any Investment permitted under Section 6.6.

Notwithstanding the foregoing, neither Parent nor Borrower will sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions, including by merger of a Subsidiary), all or substantially all the assets (including Equity Interests in Subsidiaries) of Parent and its Subsidiaries or Borrower and its Restricted Subsidiaries considered on a consolidated basis, whether now owned or hereafter acquired, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person (other than Parent or Borrower) may (a) merge into Parent in a transaction in which Parent is the surviving corporation or (b) merge into Borrower in a transaction in which Borrower is the surviving corporation.

6.8 Sales and Leasebacks. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred, except for any such sale of any fixed or capital assets by any Loan Party or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after such Loan Party or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset and the amount of all such sales shall not exceed the greater of $75,000,000.00 or 2.50% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b).

6.9 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent on terms that are less favorable to such Credit Party or Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate in a comparable arm’s length transaction, involving payments or consideration in excess of $10,000,000, unless: (1) such transaction is on terms that are not materially less favorable to the Credit Parties than those that would have been obtained in a comparable transaction by the Credit Parties with an unrelated Person on an arm’s-length basis and (2) the Borrower delivers to the Administrative Agent with respect to any such transaction or series of related affiliate transactions involving aggregate payments or consideration in excess of

$35,000,000, a resolution adopted by the majority of the board of directors of the Parent approving such transaction and set forth in a certificate signed by an Authorized Officer certifying that such transaction complies with clause (1) above; provided, the foregoing restriction shall not apply to:

(a) any transaction between Borrower and any Guarantor Subsidiary, or between Guarantor Subsidiaries, or between Subsidiaries that are not Guarantor Subsidiaries;

(b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent, any of its Restricted Subsidiaries;

(c) compensation, benefits, reimbursement, indemnification arrangements or severance arrangements for officers and other employees of Parent, any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business;

(d) the Restricted Junior Payments permitted pursuant to Section 6.4;

(e) Indebtedness permitted pursuant to Section 6.1(b) or 6.1(g);

(f) loans and advances permitted pursuant to Section 6.6(f);

(g) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(h) any transaction in respect of which Borrower delivers to Administrative Agent a letter addressed to the board of directors (or similar governing body) of Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(i) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(j) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the board of directors (or similar governing body) or senior management of the Borrower in good faith;

(k) Intellectual Property licenses in the ordinary course of business or consistent with industry practice;

(l) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(m) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of Borrower in good faith; and

(n) transactions described in Schedule 6.9.

6.10 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in on the Closing Date, (b) businesses and activities that are similar, complementary, ancillary, reasonably related or incidental thereto and (c) such other lines of business as may be consented to by the Requisite Lenders.

6.11 Permitted Activities of Parent. Parent shall not (a) incur, directly or indirectly, any Indebtedness or any other material liabilities; provided that Parent may (i) incur Indebtedness and obligations under this Agreement, the other Credit Documents, the ABL Loan Documents, the Senior Unsecured Notes Documents, any Incremental Equivalent Debt, any other debt permitted to be incurred hereunder and any Refinancing Indebtedness in respect of which it is permitted to be an obligor and guarantees of other Indebtedness permitted hereunder, (ii) in the ordinary course of business, provide guarantees of obligations of its Restricted Subsidiaries that do not constitute Indebtedness, (iii) incur liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities, (iv) incur fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting issues and (v) incur Indebtedness of Parent representing deferred compensation to employees, consultants or independent contractors and unsecured Indebtedness consisting of promissory notes issued by any Credit Party to future, present or former employees, directors, officers, managers, distributors or consultants of the Borrower, Parent or any Subsidiaries; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) owning immaterial assets incidental to its existence and permitted business and activities, (ii) holding 100.00% of the Equity Interests of Borrower, (iii) engaging in activities to maintain legal existence of Parent, including to incur fees, costs and expenses relating to such maintenance, (iv) the entry into, and exercise of rights and performance of obligations in respect of this Agreement and any other Credit Document, ABL Loan Documents, the Senior Unsecured Notes Documents, any Incremental Equivalent Debt and any Refinancing Indebtedness in respect of which it is permitted to be an obligor, (v) holding and making investments in Cash and Cash Equivalents to the extent and for the purposes permitted under this Section, (vi) making Restricted Junior Payments to the extent permitted by this Agreement, (vii) participating in activities incidental to the consummation of the Transactions, (viii) as may be required by law, filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes), (ix) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and the Borrower, (x) in the case of Parent, issuing its own Equity Interests (including, for the avoidance of doubt, any public offering of its common stock or any other issuance or registration of its Equity Interest for sale or resale, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests as permitted by Section 6.4), (xi) repurchasing Indebtedness through open market purchases and Dutch auctions; (xii) preparing reports to Governmental Authorities and to its shareholders, (xiii) holding director and shareholder meetings and preparing organizational records, (xiv) making Investments in Borrower and its Subsidiaries in connection with intercompany cash management arrangements, including receiving, holding and applying Cash and Cash Equivalents in connection therewith, (xv) providing indemnification and severance arrangements for its current or former officers, directors, members of management, managers, employees and advisors or consultants and (xvi) other activities incidental to the businesses or activities described in the foregoing or (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person.

6.12 Amendments or Waivers of Material Debt Agreements or Organizational Documents and Junior Indebtedness. (a) No Credit Party shall permit any of its Restricted Subsidiaries to agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents and Junior Indebtedness after the Closing Date that would be materially adverse to the interests of the Lenders without in each case obtaining the prior written consent of Administrative Agent to such amendment, restatement, supplement or other modification or waiver (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Junior Indebtedness, if, after giving effect to such amendment, modification, waiver, change or consent, the obligors with respect to such Junior Indebtedness would not have been permitted to incur, guarantee or secure such Junior Indebtedness, pursuant to the terms hereof if such Junior Indebtedness, as amended, modified, waived or otherwise changed, was instead incurred, guaranteed or secured as Permitted Refinancing Debt in respect of such Junior Indebtedness or if such amendment, modification, waiver or other change is restricted by any Applicable Intercreditor Agreement or other applicable intercreditor agreement or any other stand-alone subordination agreement in respect thereof and, in each case connected to the Administrative Agent shall be deemed to be materially adverse to the interests of the Lenders.

6.13 Fiscal Year. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, change its Fiscal Year-end from December 31.

6.14 Financial Covenant. The Borrower shall not permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter (beginning on the last day of the first full fiscal quarter ending after the Closing Date) to exceed the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter Ended:	Senior Secured Net Leverage Ratio
March 31, 2016	4.00:1.00
June 30, 2016	4.00:1.00
September 30, 2016	4.00:1.00
December 31, 2016	4.00:1.00
March 31, 2017	4.00:1.00
June 30, 2017	3.75:1.00
September 30, 2017	3.75:1.00
December 31, 2017	3.75:1.00
March 31, 2018	3.75:1.00
June 30, 2018	3.50:1.00
September 30, 2018	3.50:1.00
December 31, 2018	3.50:1.00
March 31, 2019	3.50:1.00
June 30, 2019	3.25:1.00
September 30, 2019	3.25:1.00
December 31, 2019	3.25:1.00
March 31, 2020	3.25:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.25:1.00
December 31, 2020	3.25:1.00
March 31, 2021	3.25:1.00
June 30, 2021	3.25:1.00
September 30, 2021, and thereafter	3.25:1.00

SECTION 7.	GUARANTEE

7.1 Guarantee of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation”, and collectively, the “Guaranteed Obligations”).

7.2 Borrower Indemnity; Contribution by Guarantors.

(a) In addition to all such rights of indemnity and subrogation as Parent or any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Borrower agrees that (i) in the event a payment shall be made by Parent or any Guarantor Subsidiary under its Guarantee, Borrower shall indemnify Parent or such Guarantor Subsidiary, as the case may be, for the full amount of such payment and Parent or such Guarantor Subsidiary, as the case may be, shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by Parent or any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Guaranteed Obligations, Borrower shall indemnify Parent or such Guarantor Subsidiary, as the case may be, in an amount equal to the fair market value of the assets so sold.

(b) Subject to Section 7.13, all Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guarantee. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date and such Funding Guarantor shall not have been fully indemnified by Borrower as provided in Section 7.2(a), such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor under its Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor). “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guarantee in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law or would not be violative of Section 7.13; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guarantee (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from Borrower under Section 7.2(a) or from the other Contributing Guarantors as contributions under this Section 7.2(b). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Sections 7.2 and 7.13, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Guarantors will upon demand pay, or cause to be paid, in Cash in the currency in which the applicable Guaranteed Obligation is denominated, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guarantee is a guarantee of payment when due and not of collectability and is the primary obligation of each Guarantor and not merely a contract of surety;

(b) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor, subject to Section 7.13, whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid, subject to Section 7.13. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations, in each case, subject to Section 7.13;

(d) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(e) this Guarantee and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than as set forth in Section 7.13)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guarantee or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be invalid or unenforceable in any respect; (iv) [reserved]; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and unappealable judgment; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs or recoupments and (iii) promptness, diligence and any requirement (other than a UCC requirement) that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; in each case other than notices required to be given to the Borrower or the Guarantor hereunder or under the UCC, and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives to the extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any Collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such Collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”), other than any Intercompany Note effectively pledged under any of the Collateral Documents as security for any of the Obligations, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guarantee. This Guarantee is a continuing guarantee and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guarantee as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time and any other Guaranteed Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such other Guaranteed Obligation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and other Guaranteed Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives, to the extent permitted by applicable law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations shall be paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guarantee Upon Sale of Guarantor. If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) to any entity other than Parent or a Subsidiary thereof in accordance with the terms and conditions hereof, the Guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and its obligations and any Collateral under the Collateral Documents shall be released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

SECTION 8.	EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee, premium or any other amount due hereunder within five business days after the date due; or

(b) Default under Other Indebtedness. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of (A) the ABL Loan Documents, (B) the Senior Unsecured Notes Indenture or (C) one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more, in each case beyond the originally specified grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of, or the occurrence of any other event or condition in respect of, (1) one or more items of Indebtedness referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, with respect to Indebtedness consisting of hedging obligations, termination events or equivalent events pursuant to the terms of such hedging obligations and not as a result of any default thereunder by the Borrower, or any Subsidiary Guarantor or any Restricted Subsidiary), in each case beyond the originally specified grace period, if any, provided therefor, if the effect of such breach, default, event or condition is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable or to require the prepayment, purchase, redemption or defeasance thereof, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5.1(e), Section 5.2, Section 5.14 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any statement or certificate at any time given by or on behalf of any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; provided, however, that any breach of a representation or warranty made on the Closing Date (other than any Specified Representation) relating to Parent, the Borrower and each of Holding’s Subsidiaries that would otherwise result in an Event of Default shall not constitute an Event of Default hereunder unless and until such breach remains unremedied on the date that is 30 days after the Closing Date; provided that such breach is capable of remedy within such 30 day period and appropriate steps are being taken to remedy such breach; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a valid decree or order for relief in respect of Parent or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, winding up, dissolution, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, foreign or state law; (ii) an involuntary case shall be commenced against Parent or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, administrator or other officer in any applicable jurisdiction having similar powers over Parent or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, administrator, liquidator, trustee or other custodian of Parent or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty calendar days without having been dismissed, bonded or discharged; or (iii) any analogous proceeding under any Debtor Relief Law shall be taken under the laws of any jurisdiction in respect of Parent or any of its Material Subsidiaries and continues undismissed or unstayed for 60 calendar days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Parent or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, winding up, dissolution, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, liquidator, trustee or other custodian for all or a substantial part of its property (other than in connection with any voluntary dissolution effected in compliance with Section 6.7); or Parent or any of its Material Subsidiaries shall make any assignment for the benefit of or a composition with creditors; (ii) Parent or any of its Material Subsidiaries shall be unable or shall be deemed for the purpose of applicable law to be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or stops or threatens or announces an action to stop or suspend payment of any of its debts or a moratorium shall be declared in respect of any of its debts; or the board of directors (or similar governing body) of Parent or any of its Material Subsidiaries (or any committee thereof) shall convene a meeting or adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) any analogous proceeding under any Debtor Relief Law shall be taken under the laws of any jurisdiction in respect of Parent or any of its Material Subsidiaries; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (in each case, net of insurance coverage therefor that has not been denied by the insurer) shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty calendar days (or in any event later than five business days prior to the date of any proposed sale thereunder); or

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events or similar events in respect of any Non-U.S. Plans (or a resolution is passed on proceedings commenced to terminate any Non-U.S. Plan) which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates that could be reasonably expected to have a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code or similar law with respect to any Non-U.S. Plan that could be reasonably expected to have a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guarantee for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing, (ii) this Agreement, the ABL Intercreditor Agreement, any Applicable Intercreditor Agreement or any Collateral Document (with respect to a material portion of the Collateral) shall cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (except to the extent that any such perfection or priority is not required pursuant to the Collateral Documents), in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) all (or, if otherwise specified in writing by Administrative Agent, any part of (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), provided that any principal or interest not so declared to be due and payable may thereafter be declared to be due and payable) the unpaid principal amount of and accrued interest on the Loans and (II) all (or, if otherwise specified in writing by Administrative Agent, any part of, provided that any Obligations not so declared to be due and payable may thereafter be declared to be due and payable) other Obligations; (B) Administrative Agent may cause Collateral Agent, to enforce any and all Liens and security interests created pursuant to Collateral Documents; and/or (C) Administrative Agent shall exercise, or direct Collateral Agent to exercise, all or any of its or, as the case may be, Collateral Agent’s rights, remedies, powers or discretions under any of the Credit Documents.

SECTION 9.	AGENTS

9.1 Appointment of Agents. Credit Suisse is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents by the Lenders’ and by the Secured Parties’ acceptance of the benefits hereof, and each Secured Party hereby authorizes Credit Suisse to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries. None of CS Securities, Nomura or DBSI, each in its capacity as Arrangers, shall have any obligations, but each shall be entitled to all benefits of this Section 9. Subject to Section 9.7, each Arranger and any Agent described in clause (iv) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent, the Arrangers and Collateral Agent (i) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (ii) to enter into any and all of the Collateral Documents together with such other documents as shall be necessary to give effect to the Collateral contemplated by the other Collateral Documents, on its behalf. Administrative Agent is hereby authorized, to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, and (b) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party). Collateral Agent is hereby authorized to (w) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by the Credit Documents and all other purposes stated therein, (x) manage, supervise and otherwise deal with the Collateral, (y) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, and (z) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Agents and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable law or otherwise. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent’s and Collateral Agent’s duties hereunder shall be entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent” and “Collateral Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to Administrative Agent or Collateral Agent, which terms are used for title purposes only. Neither Administrative Agent, any Arranger, nor Collateral Agent (i) are assuming any obligation under any Credit Document other than as expressly set forth therein or (ii) shall have implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent, any Arranger or Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in this or the immediately preceding sentence. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Any action taken by Administrative Agent, any Arranger or Collateral Agent in reliance upon the instructions of Requisite Lenders (or, where so required by Section 10.5, such greater proportion of the Lenders) and the exercise by Administrative Agent, any Arranger or Collateral Agent of the powers set forth herein or in the other Credit Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby, or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof or from any determination of the terms and conditions of any Applicable Intercreditor Agreement.

(b) Exculpatory Provisions. No Agent nor any of its Agent/Arranger Affiliates shall be liable to any other Agent, any Lender, Borrower or any other Credit Party for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s (x) gross negligence, willful misconduct or bad faith or (y) material breach of its express obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction (and each other Agent, Lender, Borrower and other Credit Party hereby waives and shall not assert any right, claim or cause of action based thereon). Without limiting the foregoing, each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (including with respect to enforcement and collection actions) unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders and, upon receipt of such instructions from Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders. In no event shall any Agent be required to take any action (or omit to take any action) that, in its opinion or the opinion of its counsel, may expose any Agent to liability, or that is contrary to the terms of any Credit Document or applicable law.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Arrangers or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Except for documents expressly required by any Credit Document to be transmitted by Administrative Agent to the Lenders, no Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Agent/Arranger Affiliates.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Initial Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default. Administrative Agent will promptly notify each other Agent and Lender of its receipt of any such notice.

9.6 Expense Reimbursement and Indemnity.

(a) Each Lender hereby severally agrees to reimburse each Agent and each of their respective Agent/Arranger Affiliates (to the extent not reimbursed by any Credit Party (and without limiting its obligation to do so)) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including reasonable fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Administrative Agent, Collateral Agent or any of their respective Agent/Arranger Affiliates in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Credit Document.

(b) Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its respective Agent/Arranger Affiliates, to the extent that such Agent or Agent/Arranger Affiliate shall not have been reimbursed by any Credit Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and disbursements of legal, financial and other advisors) or disbursements of any kind or nature whatsoever (including Taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) which may be imposed on, incurred by or asserted against such Agent or Agent/Arranger Affiliates in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, or its Agent/Arranger Affiliate’s, (x) gross negligence, willful misconduct or bad faith or (y) material breach of its express obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent or any of its Agent/Arranger Affiliates for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or any of its Agent/Arranger Affiliates against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or any of its Agent/Arranger Affiliates against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7 Successor Administrative Agent and Collateral Agent.

(a) Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower (such satisfaction not required during the continuance of an Event of Default) and Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders and other Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral (if any) held by it in its capacity as Administrative Agent or Collateral Agent under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents in favor of Administrative Agent, all at Borrower’s sole cost and expense without representation or warranty by Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Credit Suisse or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of Credit Suisse or its successor as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and Requisite Lenders and Collateral Agent’s

resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders and the other Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral (if any) held by it in its capacity as Collateral Agent hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents in favor of Collateral Agent, all at Borrower’s sole cost and expense without representation or warranty by Collateral Agent, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

9.8 Collateral Documents and Guarantee.

(a) Agents under Collateral Documents and Guarantee. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented; provided, further, that no such release shall occur if such asset secures, or such Guarantor is an obligor or a guarantor in respect of, the ABL Loan Agreement, the Senior Unsecured Notes Indenture, any Incremental Equivalent Debt, any Ratio Debt or any Refinancing Indebtedness.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public sale under the UCC or a public or private sale other than pursuant to the UCC (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Credit Documents. It is acknowledged that the Credit Parties will be automatically released from their Guaranteed Obligations hereunder and from the security interests pledged by them under the Collateral Documents upon consummation of transactions permitted hereunder (including a merger, consolidation or liquidation or a permitted Asset Sale) pursuant to which such Credit Party ceases to be a Credit Party hereunder and that Liens on the Collateral will be automatically released upon sales, dispositions or other transfers by Credit Parties of Collateral to entities other than the Credit Parties (or their Restricted Subsidiaries) permitted hereunder. In the event that any action is necessary or required to evidence any such release, the Secured Parties irrevocably authorize the Administrative Agent and Collateral Agent to take any such action, including,

(i) to release any such Lien on any Collateral (a) upon termination of all Commitments and payment in full of all Guaranteed Obligations, (b) upon the transfer of such Collateral upon any sales, dispositions or other transfers by Credit Parties not prohibited hereunder or under any other Credit Document, (c) upon the release of any Guarantor from its obligations under any Guaranty or (d) if approved, authorized or ratified in writing in accordance with Section 10.5;

(ii) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary or a Guarantor as a result of a transaction permitted hereunder;

(iii) to subordinate any Lien on Collateral to the holder of any Lien on such Collateral that is permitted by Section 6.2 to be senior to the Liens securing the Obligations; and

(iv) to deliver to the applicable Credit Party (or as directed by such Credit Party) any certificates or instruments (as defined in the UCC) in the possession of the Collateral Agent or the termination of any control agreement for which its Lien is released or subordinated.

Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full, all Commitments have terminated or expired, upon request and at the expense of Borrower, (i) Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document and (ii) to the extent required in any jurisdiction, Lenders and other Secured Parties shall take such actions as shall be required to release the security interest in any Collateral and reasonably cooperate with Borrower in assigning the Notes and Mortgages (without recourse) and shall execute all documents reasonably necessary to evidence the discharge or such assignment of the Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9 Withholding Tax. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for, and shall make payable in respect thereof within 10 days after demand thereof, any and all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.10 Agency for Perfection. Collateral Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by a Credit Party with, and Cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct such Secured Party to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

SECTION 10.	MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or Arrangers, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by fax (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of fax, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Arranger or any Agent shall be effective until received by such Arranger or such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties, the Lenders and the Agents understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, including risks of interception, disclosure and abuse, except to the extent caused by the (x) gross negligence, willful misconduct or bad faith or (y) material breach of its express obligations under this Agreement by, Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents, Arrangers or any of their respective officers, directors, employees, agents, advisors (insurance, financial, legal, environmental or otherwise) or representatives (the “Agent/Arranger Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any Agent, any Arranger or any Agent/Arranger Affiliates in connection with the Platform or the Approved Electronic Communications. Administrative Agent shall have no responsibility for maintaining or providing any equipment, software, services or testing required in connection with any Platform or any Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders and the Agents agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Nonpublic Information with respect to Parent, its Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly: (a) all reasonable and documented or invoiced costs and expenses actually incurred by Administrative Agent, Collateral Agent and Arrangers in the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable and documented or invoiced fees, expenses and disbursements of one primary firm of counsel to Administrative Agent and Arrangers (as well as one local counsel in each relevant material jurisdiction) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all actual costs and reasonable and documented or invoiced expenses actually incurred in creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing, registration and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums, notarial and translation costs and reasonable and documented or invoiced fees, expenses and disbursements of one primary firm of counsel to Administrative Agent (as well as one local counsel in each relevant jurisdiction) and of counsel to the Credit Parties providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all actual costs and reasonable and documented or invoiced fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all actual costs and reasonable and documented or invoiced expenses (including the reasonable and documented or invoiced fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual, reasonable and documented or invoiced costs and expenses incurred by any Agent or Arrangers in connection with the syndication of the Loans and Commitments and the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) all costs and expenses, including reasonable and documented or invoiced attorneys’ fees of one firm of counsel to Administrative Agent (as well as (A) local counsel and, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents and (B) solely in the case of an actual or perceived conflict of interest and to the extent notice thereof is provided to Borrower, one additional counsel to all affected Persons taken as a whole and, if necessary, one additional local counsel in each relevant material jurisdiction to all affected Persons taken as a whole), notarial and translation costs and costs of settlement, incurred by any Agent, any Arranger and Lenders in preserving or enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. For the avoidance of doubt, compliance with the foregoing requirements of this paragraph within 30 calendar days shall be deemed to have been effected “promptly”.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to indemnify and hold harmless, each Agent, Arranger and Lender, their respective Affiliates and the officers, partners, members, controlling person, directors, trustees, advisors, employees, agents and sub-agents, other representative and the successor and permitted assigns of each of each of the foregoing (each, an “Indemnitee”) from and against any and all Indemnified Liabilities and reimburse each Indemnitee within 30 days of written demand (together with reasonable backup documentation) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing regardless of whether such Indemnitee is a party thereto and regardless of whether or not such Indemnified Liabilities are the result of proceedings brought by the Borrower, Parent, its equityholders, affiliates or creditors (but limited, in the case of legal fees and expenses, to one counsel to such Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, one additional counsel and, if reasonably necessary, one local counsel in any relevant material jurisdiction to the similarly affected Indemnitees taken as a whole). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) a material breach by such Indemnitee (or any of its Related Parties) of its express obligations under this Agreement or any other Credit Document as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) are related to any disputes solely among Indemnitees and not arising out of, or in connection with, any act or omission of Parent or any of its Affiliates (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an arranger or agent or any similar role under the Facilities). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and its respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any

Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this Section 10.3(b) shall limit any Credit Party’s indemnification obligations set forth in Section 10.3(a) to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.

(c) Notwithstanding the foregoing, no Credit Party will be required to indemnify the Indemnitees for any amount paid or payable by the Indemnitees in the settlement of any action, proceeding or investigation without Borrower’s written consent, which consent will not be unreasonably withheld or delayed, but if settled with Borrower’s written consent or there is a final judgment for the plaintiff in any proceeding, each Credit Party agrees to indemnify and hold harmless such Indemnitees as set forth above. No Credit Party shall, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), affect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (i) does not include any statement as to any admission of fault or culpability. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by the applicable Credit Party to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, or any of its Affiliates, to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), and except as provided in Section 2.20, 2.21 or 10.5(f), no amendment,

modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement any Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent) or grant additional guarantees or additional Liens or Collateral to Collateral Agent, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, modification or supplement.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment; provided, no waiver of any condition precedent, Default, Event of Default or mandatory prepayment shall constitute waiver, reduction or postponement of any scheduled repayment;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7 or any change in the definition, or in the components thereof, of the term “Total Net Leverage Ratio”) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest, fees or premium;

(v) amend, modify, terminate or waive any provision of Section 2.10(b);

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c), Section 10.5(d) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, additional commitments or extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Initial Term Loan Commitments and the Initial Term Loans are included on the Closing Date (A) with the consent of Requisite Lenders or (B) with respect to any Class of commitments or extensions of credit created thereby, pursuant to any Refinancing Amendment, Incremental Facility Amendment or Extension Amendment;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee except as expressly provided in the Credit Documents and except (A) in connection with a “credit bid” undertaken by Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release) or (B) as otherwise expressly permitted by this Agreement or any other Credit Document in connection with the sale of any Collateral or Guarantor (other than Parent and the Borrower); or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect, or extend the date of expiration of any Commitment of any Lender, in each case without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default, Event of Default or mandatory prepayment shall constitute an increase in or extension of the expiration of any Commitment of any Lender;

(ii) change any provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of conditions to Credit Extensions, Collateral or payments due to Lenders of any Class differently than Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; or

(iii) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to the rights or obligations of any Agent, or Arrangers, in each case without the consent of such Agent or Arranger, as applicable.

(d) Class Amendments; Payoff Amendments. Notwithstanding anything to the contrary in Section 10.5, (i) any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Parent, Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time; and (ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Credit Document shall be required of any Lender that receives payment in full of the principal of and interest and premium (if any) accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Credit Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(e) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of Borrower, Administrative Agent (such consent not to be unreasonably withheld) and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Loans of any Class (such loans, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus the amount of accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated therewith (it being agreed that any Replacement Term Loans may constitute a portion of the same tranche as any permitted Incremental Facility),

(B) such Replacement Term Loans have a final Maturity Date equal to or later than the final Maturity Date of, and have a weighted average life to maturity equal to or greater than the weighted average life to maturity of, such Replaced Term Loans at the time of such refinancing,

(C) the Replacement Term Loans shall be guaranteed solely by the Guarantors and shall be secured on a pari passu basis with the other Obligations solely by the Collateral,

(D) any Replacement Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Loans, in each case as agreed by Borrower and the Lenders providing the relevant Replacement Term Loans, but may not participate on a basis that is more favorable than pro rata,

(E) such Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (D), optional prepayment and redemption terms as may be agreed to by Borrower and the lenders providing such Replacement Term Loans,

(F) all terms (other than with respect to margin, pricing, maturity or fees) applicable to such Replacement Term Loans (other than any terms which are applicable only after the Maturity Date of the Initial Term Facility or that are also added to this Agreement for the benefit of the existing Lenders) shall be no more favorable to the Lenders providing such Replacement Term Loans (taken as a whole) than to the existing Lenders, unless otherwise reasonably acceptable to Administrative Agent (and Administrative Agent is hereby authorized to enter into any Amendment to this Agreement to give effect to any such more favorable terms for the benefit of the existing Lenders without the consent of any other party hereto other than Borrower), and

(G) for the avoidance of doubt, the foregoing shall not affect Borrower’s rights under Section 6.1(m) to incur Refinancing Indebtedness (or incur any loans or establish commitments thereunder) that is not pari passu in right of payment or security with the Obligations.

(ii) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by Borrower, Administrative Agent and the Lenders providing the relevant Replacement Term Loans, to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Loans incurred pursuant thereto and the Lenders hereby irrevocably authorize Administrative Agent to enter into such Refinancing Amendment and any amendment to any of the other Credit Documents with Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to this Section 10.5(c) and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 10.5(c). It is understood that any Lender approached to provide all or a portion of Replacement Term Loans may elect or decline, in its sole discretion, to provide such Replacement Term Loans.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the

Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained by Administrative Agent. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments or Loans owing to it or other Obligations to any Person meeting the criteria of the definition of the term “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and consented to by the Administrative Agent (such consent not to be unreasonably delayed or withheld) and the Borrower (such consent not to be (x) unreasonably withheld or delayed, (y) required with respect to any person meeting the criteria of clause (i) of the term “Eligible Assignee” or (z) required (1) at any time an Event of Default arising under Section 8.1(a), (f) or (g) shall have occurred and then be continuing or (2) during the primary syndication of the Loans); provided that each such assignment pursuant to this Section 10.6(c) (treating contemporaneous assignments by or to Related Funds as one assignment for such purposes) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the applicable Class of the assigning Lender) with respect to the assignment of Loans. Borrower shall be deemed to have consented to any such assignment for which its consent is required hereunder unless Borrower shall object thereto by written notice to Administrative Agent within 10 Business Days after having received notice of such proposed assignment.

(d) Mechanics. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment Agreement, in each case, together with a processing and recordation fee of $3,500 (other than as agreed by Administrative Agent and except that no such processing and recordation fee shall be payable (x) in connection with an assignment by or to any Arranger or any Affiliate thereof, (y) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender or (z) during the Primary Syndication Period), payable to Administrative Agent. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(d).

(e) Representations and Warranties of Assignee/Assignor. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control). It is understood and agreed that Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than (A) Parent, any of its Subsidiaries or any of its Affiliates, (B) any natural Person and (C) so long as a list of Disqualified Lenders has been made available to Administrative Agent and (upon request) all Lenders, any Disqualified Lender identified on such list at such time) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Commitment, Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guarantee (in each case, except as expressly provided in the Credit Documents).

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless (A) the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) or (B) such greater payment results from a Change in Law after the date the participation was sold to the participant and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17(d) as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(iv) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall be required to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligation under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that any such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender (including to secure obligations owed to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or to any central bank in accordance with applicable law); provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Arranger or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, Arranger and Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. None of any Agent, Arranger nor Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION. (a) SUBJECT TO CLAUSES (A) AND (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, WHETHER ARISING UNDER THE LAWS OF CONTRACT, TORT OR OTHERWISE, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON

CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(b) EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES APPOINTS BORROWER AS ITS AGENT (IN SUCH CAPACITY, THE “PROCESS AGENT”) TO RECEIVE, ON ITS BEHALF, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH PROCEEDING. SERVICE MAY BE MADE ON THE PROCESS AGENT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 HEREOF.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO

ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent, and each Lender shall hold all information regarding Parent and its Subsidiaries and their businesses and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature and in any case with at least the same degree of care used in maintaining the confidentiality of its own confidential information, it being understood and agreed by Borrower that, in any event, Administrative Agent, Collateral Agent, any Agent and any Arranger may disclose such information to the Lenders and each Agent, Arranger and Lender may make (i) disclosures of such information to Affiliates of such Lender, Agent or Arranger and to their respective Agent/Arranger Affiliates (and to other Persons authorized by a Lender, Agent or Arranger to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee under Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) to the extent reasonably necessary, disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures required under applicable law or required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make commercially reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (vi) disclosures consented to by Borrower, (vii) to the extent that such information is received by an Agent from a third party that is not, to such Arranger’s knowledge, subject to confidentiality obligations (whether legal, contractual, fiduciary or otherwise) owing to Parent or its Subsidiaries, (viii) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, and (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) is in the possession of an Agent or Lender prior to its obtaining such Information from Parent or any of its Subsidiaries. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents or in connection with tombstones or other advertising or marketing materials. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20 Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. With the exception of those terms, which by the terms of the Commitment Letter remain in full force and effect, all of the obligations of the Arrangers and their Affiliates under the Commitment Letter shall terminate and be superseded by the Credit Documents and the Arrangers and their Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any commitment advices submitted by Lenders (but do not supersede any other provisions of the Commitment Letter except as set forth above (or any separate letter agreements with respect to fees payable to the Arrangers or Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

10.21 PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22 Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with the financing transactions provided for herein or the process leading thereto.

10.24 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25 Authorization of Filing of Financing Statements. Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Credit Party pursuant to the Collateral Documents to which it is a party, without the signature of any Credit Party, and naming any Credit Party or the Credit Parties as debtors and Collateral Agent as secured party. Each Credit Party authorizes Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by such Credit Party.

10.26 Actions in Concert. Notwithstanding anything herein or in the other Credit Documents to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Credit Document without first obtaining the prior written consent of Administrative Agent or Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Credit Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders; provided, however, that each Lender may file and prove a claim for its share amount of the principal and interest owing and unpaid in respect of the Loans in a proceeding under any Debtor Relief Law.

10.27 Applicable Intercreditor Agreements. (a) Each of the Lenders and the other Secured Parties acknowledges that obligations of Borrower and the Guarantors under certain permitted Indebtedness, including Incremental Equivalent Indebtedness, Ratio Debt, Refinancing Indebtedness, Indebtedness under the ABL Loan Agreement and any other Indebtedness permitted under this Agreement (any such Indebtedness, “Ranked Indebtedness”), may be secured by Liens on assets of Borrower and the Guarantors that constitute Collateral. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) on the Closing Date, the ABL Intercreditor Agreement, (ii) from time to time upon the request of Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any Ranked Indebtedness, any Applicable Intercreditor Agreement (it being understood that Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such Applicable Intercreditor Agreement as contemplated by the definition of the term “Applicable Intercreditor Agreement”), and (iii) any documents relating thereto.

(b) Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Applicable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Applicable Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Applicable Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section or in accordance with the terms of any Applicable Intercreditor Agreement and (iv) authorizes and directs Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Applicable Intercreditor Agreement that Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Ranked Indebtedness, (ii) to confirm for any party that such Applicable Intercreditor Agreement is effective and binding upon Administrative Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute an Applicable Intercreditor Agreement if executed at such time as a new agreement.

(d) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Applicable Intercreditor Agreement.

(e) Administrative Agent shall have the benefit of the provisions of Article 9 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Applicable Intercreditor Agreement to the full extent thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

KRATON POLYMERS LLC

By:	/s/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Executive Vice President & Chief Financial Officer

GUARANTORS:

KRATON PERFORMANCE POLYMERS, INC.
ELASTOMERS HOLDINGS LLC
KRATON POLYMERS U.S. LLC
KRATON POLYMERS CAPITAL CORPORATION
ARIZONA CHEMICAL HOLDINGS CORPORATION
AZ CHEM INTERMEDIATE INC.:
AZ CHEM US HOLDINGS INC.
AZ CHEM US INC.
ARIZONA CHEMICAL COMPANY, LLC

By:	/s/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Executive Vice President & Chief Financial Officer

Signature Page to the Credit and Guarantee Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Signature Page to the Credit and Guarantee Agreement

NOMURA SECURITIES INTERNATIONAL, INC.,
as Syndication Agent

By:	/s/ Carl Mayer
Name:	Carl Mayer
Title:	Managing Director

Signature Page to the Credit and Guarantee Agreement

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent

By:	/s/ Ralph Totoonchie
Name:	Ralph Totoonchie
Title:	Director

By:	/s/ Alexandra Barth
Name:	Alexandra Barth
Title:	Managing Director

Signature Page to the Credit and Guarantee Agreement

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as a Lender

By:	/s/ Carl Mayer
Name:	Carl Mayer
Title:	Managing Director

Signature Page to the Credit and Guarantee Agreement

APPENDIX A

TO CREDIT AND GUARANTEE AGREEMENT

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$1,012,500,000.00
Nomura Corporate Funding Americas, LLC	$337,500,000.00

Total:	$1,350,000,000.00

Appendix A-1

APPENDIX B

TO CREDIT AND GUARANTEE AGREEMENT

Notice Addresses

ADMINISTRATIVE AGENT

Credit Suisse AG

Attn: Loan Operations – Agency Manager

Eleven Madison Avenue., 6th Floor

New York, NY 10010

Tel: 919-994-6369

Fax: 212-322-2291

Email: agency.loanops@credit-suisse.com

COLLATERAL AGENT

Credit Suisse AG

Attn: Loan Operations – Boutique Management

Eleven Madison Avenue, 6th Floor

New York, NY 10010

Tel: 212538-3525

Fax: 212-325-8315

E-mail: list.ops-collateral@credit-suisse.com

BORROWER AND GUARANTORS

Kraton Performance Polymers, Inc.

15710 JFK Blvd., Suite 300

Houston, TX, USA

77032

Attention: General Counsel

Facsimile: 281-504-4827

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Duane McLaughlin

Facsimile: 212-225-3999

Email: dmclaughlin@cgsh.com

Appendix B-1